                                                                    EXHIBIT 99.1
________________________________________________________________________________


                             ECONOMIC, OFFICE AND
                          INDUSTRIAL MARKET TRENDS IN
                         CHICAGO, COLUMBUS, KNOXVILLE,
                            MILWAUKEE AND NASHVILLE

                                April 23, 1998



                                 Prepared for


                           PRIME GROUP REALTY TRUST


                                      by


                            Rosen Consulting Group
                       1995 University Avenue, Suite 550
                              Berkeley, CA 94704
                                (510) 549-4510

                        (C) 1998 Rosen Consulting Group
________________________________________________________________________________

                               TABLE OF CONTENTS

CHICAGO METROPOLITAN ECONOMY............................................  1
     Economic Overview..................................................  1
     Forecasted Employment..............................................  8


CHICAGO OFFICE MARKET................................................... 10
     Overview........................................................... 10
     Metropolitan Office Market Trends.................................. 10
       The Downtown Office Market....................................... 11
       Central Loop Submarket........................................... 14
       East Loop Submarket.............................................. 16
       Other Downtown Submarkets........................................ 17

     Suburban Office Market............................................. 18
       East-West Tollway Submarket...................................... 20
       Northwest Suburbs Submarket...................................... 23
       O'Hare Submarket................................................. 26

CHICAGO INDUSTRIAL MARKET............................................... 28
     Overview........................................................... 28
     Demand Factors..................................................... 28
     Historical Trends.................................................. 28
       Warehouse/Distribution Submarket................................. 30
       Manufacturing Submarket.......................................... 31
       Overhead Crane Submarket......................................... 32

COLUMBUS METROPOLITAN ECONOMY........................................... 33

     Economic Overview.................................................. 33
     Forecasted Employment.............................................. 37


COLUMBUS INDUSTRIAL MARKET.............................................. 38


Rosen Consulting Group

KNOXVILLE METROPOLITAN ECONOMY.......................................... 40
     Economic Overview.................................................. 40
     Forecasted Employment.............................................. 43


KNOXVILLE OFFICE MARKET................................................. 44


MILWAUKEE METROPOLITAN ECONOMY.......................................... 45
     Economic Overview.................................................. 45
     Forecasted Employment.............................................. 49


MILWAUKEE OFFICE MARKET................................................. 50


NASHVILLE METROPOLITAN ECONOMY.......................................... 52
     Economic Overview.................................................. 52
     Forecasted Employment.............................................. 56


NASHVILLE OFFICE MARKET................................................. 57

                                                                              ii
Rosen Consulting Group

Chicago Metropolitan Economy

Economic Overview

Chicago's employment base is the largest in the nation with more than 4.1 million jobs (see Exhibit 1.1). Chicago was one of the fastest-growing metropolitan areas over the last five years, second only to Atlanta in terms of the number of jobs added to its employment base (see Exhibit 1.2). Growth has remained strong during the last year. The metropolitan area added 67,000 jobs during 1997 for a 1.7% growth rate (see Exhibit 1.3). Growth accelerated to 2.1% between February of 1997 and 1998. As a result, Chicago ranked fifth, behind only Los Angeles, Dallas, Houston, and Atlanta in terms of jobs added during the past twelve months.

EXHIBITS 1.1 AND 1.2

                      Total Employment as of December 1997
                                  Top Five MSAs


                             [GRAPH APPEARS HERE]

Rosen  Consulting Group                                                        1

                                   Exhibit 1.3
                  Nonagricultural Payroll Employment by Sector
                                 Chicago, IL MSA


                                               1992         1993        1994         1995          1996        1997         Feb-98
                                               ----         ----        ----         ----          ----        ----         ------
Total Nonagricultural Employment             3,648.6      3,724.9      3,810.2      3,908.5      3,969.8      4,037.1      4,012.9
  % Change                                      -0.1%         2.1%         2.3%         2.6%         1.6%         1.7%         2.1%
Construction                                   134.9        138.3        139.4        147.6        153.5        158.8        142.5
  % Change                                      -6.9%         2.5%         0.8%         5.9%         4.0%         3.5%         5.2%
Manufacturing                                  628.2        637.5        649.4        653.6        654.2        657.5        659.0
  % Change                                      -1.9%         1.5%         1.9%         0.6%         0.1%         0.5%         1.1%
  Durable Goods                                348.1        354.9        366.6        372.5        375.0        378.5        379.5
    % Change                                    17.8%         2.0%         3.3%         1.6%         0.7%         0.9%         1.2%
    Fabricated Metal Products                   69.4         71.1         73.6         75.3         75.3         76.1         76.7
      % Change                                  14.7%         2.4%         3.5%         2.3%         0.0%         1.1%         1.5%
    Industrial Machinery & Equipment            72.6         76.1         79.1         82.8         87.0         88.6         88.5
      % Change                                  28.0%         4.8%         3.9%         4.7%         5.1%         1.8%         0.5%
    Metal Working Machinery                     21.5         22.3         22.6         22.3         22.3         22.4         22.6
      % Change                                   4.4%         3.7%         1.3%        -1.3%         0.0%         0.4%         0.0%
    Electrical & Other Elec. Equipment          84.0         86.2         92.9         97.3         95.5         96.4         97.1
      % Change                                  11.7%         2.6%         7.8%         4.7%        -1.8%         0.9%         2.0%
    Electrical Components & Accessories         20.5         22.0         23.4         24.8         24.5         24.4         24.6
      % Change                                  21.3%         7.3%         6.4%         6.0%        -1.2%        -0.4%         2.1%
  Nondurable Goods                             280.1        282.6        282.7        281.1        279.3        278.9        279.5
    % Change                                    21.2%         0.9%         0.0%        -0.6%        -0.6%        -0.1%         0.9%
    Paper & Allied Products                     24.7         24.5         25.8         27.4         27.2         27.1         27.2
      % Change                                  17.1%        -0.8%         5.3%         6.2%        -0.7%        -0.4%         0.4%
    Paperboard Containers                       14.1         14.1         15.4         16.8         16.0         15.8         15.9
      % Change                                  11.0%         0.0%         9.2%         9.1%        -4.8%        -1.2%         1.3%
    Printing and Publishing                     78.9         79.9         79.2         77.0         76.3         75.9         75.8
      % Change                                   7.9%         1.3%        -0.9%        -2.8%        -0.9%        -0.5%         0.3%
    Commercial Printing                         28.0         28.5         28.3         28.0         28.1         28.1         27.9
      % Change                                   8.5%         1.8%        -0.7%        -1.1%         0.4%         0.0%         0.0%
    Chemical & Allied Products                  54.1         53.3         51.4         50.9         50.8         50.2         50.1
      % Change                                  63.0%        -1.5%        -3.6%        -1.0%        -0.2%        -1.2%         1.2%
    Rubber & Misc. Plastic Products             40.7         42.3         44.0         44.2         43.2         43.2         43.2
      % Change                                  33.9%         3.9%         4.0%         0.5%        -2.3%         0.0%        -0.5%
    Misc. Plastic Products                      32.8         34.5         36.2         36.2         35.3         35.3         35.3
      % Change                                  43.2%         5.2%         4.9%         0.0%        -2.5%         0.0%        -0.8%
Transportation, Communications, & P.U          221.8        226.0        233.6        236.5        245.1        247.9        250.3
  % Change                                      -0.5%         1.9%         3.4%         1.2%         3.6%         1.1%         2.0%
  Railroad Transportation                       12.5         12.5         12.5         12.9         13.7         13.7         13.7
    % Change                                     2.5%         0.0%         0.0%         3.2%         6.2%         0.0%         0.0%
  Trucking & Warehousing(*)                     54.3         58.3         64.8         68.2         52.0         53.7         54.5
    % Change                                     9.0%         7.4%        11.1%         5.2%       -23.8%         3.3%         4.4%
  Transportation by Air(*)                      42.5         43.8         43.9         42.8         63.2         62.5         62.4
    % Change                                    -4.5%         3.1%         0.2%        -2.5%        47.7%        -1.1%        -1.4%
  Transportation Services                       21.0         21.8         23.8         24.4         26.3         27.3         28.3
    % Change                                    13.5%         3.8%         9.2%         2.5%         7.8%         3.8%         6.0%

(*) Note: Approximately 15,000 to 20,000 UPS and Fedex jobs were redefined as transportation by air jobs, resulting in a large increase in that category at the expense of trucking and warehousing.
The difference in total employment levels between Exhibit 1.1 and 1.3 are due to seasonal adjustments. Source: Bureau of Labor Statistics

Rosen Consulting Group                                                         2

                  Nonagricultural Payroll Employment by Sector
                                 Chicago, IL MSA


                                               1992          1993         1994         1995         1996         1997       Feb-98
                                               ----          ----         ----         ----         ----         ----       ------
Trade                                          858.8        873.4        892.4        913.5        907.1        917.5        908.7
  % Change                                      -2.1%         1.7%         2.2%         2.4%        -0.7%         1.1%         1.6%
  Wholesale Trade                              264.2        262.9        263.8        267.8        263.3        267.5        267.2
    % Change                                    -4.0%        -0.5%         0.3%         1.5%        -1.7%         1.6%         1.8%
  Retail Trade                                 594.6        610.5        628.6        645.7        643.7        650.0        641.5
    % Change                                    -1.3%         2.7%         3.0%         2.7%        -0.3%         1.0%         1.5%
Finance, Insurance, & Real Estate              294.8        300.9        303.8        300.7        302.7        311.2        314.6
  % Change                                      -0.1%         2.1%         1.0%        -1.0%         0.7%         2.8%         2.9%
  Depository Institutions                       82.5         83.5         83.0         81.3         79.3         81.2         82.3
    % Change                                     9.6%         1.2%        -0.6%        -2.0%        -2.5%         2.4%         2.4%
    Commercial Banks                            57.1         57.9         57.7         57.2         56.3         57.5         58.4
      % Change                                  11.3%         1.4%        -0.3%        -0.9%        -1.6%         2.1%         2.3%
  Nondepository Institutions                    19.9         22.8         24.5         23.9         25.5         27.5         28.4
    % Change                                    40.1%        14.6%         7.5%        -2.4%         6.7%         7.8%         4.8%
  Security & Commodity Brokers                  32.6         33.6         35.2         36.2         36.7         38.4         38.8
    % Change                                     5.8%         3.1%         4.8%         2.8%         1.4%         4.6%         2.9%
    Security Brokers & Dealers                  15.2         16.0         16.9         17.5         17.5         18.4         18.7
      % Change                                   7.0%         5.3%         5.6%         3.6%         0.0%         5.1%         3.9%
  Insurance Carriers                            76.8         76.9         76.4         75.3         77.7         78.5         79.4
    % Change                                    14.8%         0.1%        -0.7%        -1.4%         3.2%         1.0%         2.6%
    Fire, Marine, and Casualty Insurance        32.2         31.6         31.2         31.7         32.7         32.8         33.0
      % Change                                  15.0%        -1.9%        -1.3%         1.6%         3.2%         0.3%         1.9%
  Real Estate                                   44.7         45.7         46.4         45.3         45.2         46.6         46.1
    % Change                                     8.8%         2.2%         1.5%        -2.4%        -0.2%         3.1%         2.7%
Services                                     1,045.6      1,081.4      1,117.0      1,169.8      1,216.5      1,254.1      1,248.9
  % Change                                       3.6%         3.4%         3.3%         4.7%         4.0%         3.1%         3.4%
  Business Services                            228.1        248.1        265.1        286.9        306.3        325.7        329.7
    % Change                                    15.8%         8.8%         6.9%         8.2%         6.8%         6.3%         7.1%
  Legal Services                                38.6         38.5         38.9         39.1         39.2         39.7         39.4
    % Change                                     7.5%        -0.3%         1.0%         0.5%         0.3%         1.3%         0.8%
  Educational Services                          70.0         69.9         69.1         73.9         77.9         78.6         80.6
    % Change                                    14.2%        -0.1%        -1.1%         6.9%         5.4%         0.9%         1.1%
  Engineering & Management Services            115.7        118.1        121.7        132.7        138.8        142.9        146.0
    % Change                                    15.7%         2.1%         3.0%         9.0%         4.6%         3.0%         5.4%
Total Government                               462.3        465.4        472.7        485.1        489.0        488.5        487.5
  % Change                                       0.9%         0.7%         1.6%         2.6%         0.8%        -0.1%        -0.4%
Goods Producing                                765.2        777.9        790.7        803.0        809.3        817.9        802.9
  % Change                                      18.5%         1.7%         1.6%         1.6%         0.8%         1.1%         1.8%
Service Producing                            2,883.4      2,947.0      3,019.5      3,105.5      3,160.4      3,219.2      3,210.0
  % Change                                      16.3%         2.2%         2.5%         2.8%         1.8%         1.9%         2.1%
Private Employment                           3,186.3      3,259.5      3,337.5      3,423.4      3,480.8      3,548.6      3,525.4
  % Change                                      -0.2%         2.3%         2.4%         2.6%         1.7%         1.9%         2.4%

Source: Bureau of Labor Statistics

Rosen Consulting Group                                                         3

Chicago's services sector has grown rapidly to its present employment base of
1.3 million jobs, increasing the diversity of the Chicago metropolitan economy. The services sector has grown from 25.1% of the total employment base in 1987 to 31.1% of the employment base in 1997 (see Exhibit 1.4). This sector added about 42,000 jobs during the year ended in February of 1998, for a 3.4% growth rate. Growth has accelerated in 1998 from a slower 3.1% rate in 1997, although it is below the 4% to 5% rates experienced in 1995 and 1996.

Business services make an important contribution to the increase in services sector employment. During 1997, business services employment was up 6.3%. Many companies are outsourcing functions that were previously performed within the corporation. Likewise, demand for health care is increasing as the nation's population ages, driving growth in health services. In addition, the $675 million expansion of Chicago's McCormick Place convention center, involving the new South Building with 840,000 square feet of exhibit space, a Grand Concourse, and an outdoor plaza, has been completed. These facilities are boosting the convention trade and serving as a new base for all kinds of visitor services.

Hotel occupancy rates in Chicago are well above national averages. During 1997, occupancy was steady at 71.7%, compared to the national average of 64.5%. Between January of 1997 and 1998, occupancy increased 1.9 percentage points to 54.7%, a level that is modestly higher than the national average of 53.9%. Average daily room rates rose 8.7% during 1997 and 7.8% between January of 1997 and 1998. Several large hotels are under construction in Chicago. A 230-room Hampton Inn & Suites was slated to open in the River North District in the first quarter of 1998. Hyatt Hotels is building the 67-story Park Tower that will house a hotel at 800 North Michigan Avenue. The project will also include 140 luxury condominiums and 20,000 feet of retail space. Hyatt is also building the 800-room Hyatt Regency McCormick Place, that will be completed in the second quarter of 1998. This is the first full-service hotel being built in downtown Chicago in four years. Several other projects are under construction, and more are proposed.

--------------------------------------------------------------------------------
Exhibit 1.4
--------------------------------------------------------------------------------

                        Chicago's Changing Economic Base
                     ---------------------------------------

                             [GRAPH APPEARS HERE]

Rosen Consulting Group                                                         4

Employment in the finance, insurance and real estate (FIRE) sector grew 2.8% in 1997, with growth accelerating to 2.9% between February of 1997 and 1998. The continuing strong investment in the stock market has fueled job growth in the securities and brokerage industries, an industry which is twice as concentrated in the Chicago economy as it is in the national economy (see Exhibit 1.5). Chicago is the home of the Chicago Board of Trade, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange, earning it the reputation of the world center of options, futures and commodity trading. The Chicago Board of Trade completed a 250,000 square-foot, $175 million expansion of its 95,000 square-foot futures exchange building. Offsetting some of the gains in the securities industry, Chicago has been affected by weakness in the banking and insurance industries. Banks are downsizing as a result of competitive pressures and mergers. Most recently, Columbus, Ohio-based Banc One announced a takeover of First Chicago NBD Bank. The merged bank will be headquartered in Chicago, but the merger will likely result in layoffs as duplicate operations are purged, especially through the closure of branches. Aon Corporation, a major Chicago-based insurance broker, expects to lay off about 2,600 employees by the end of 1998 as a result of its $1.23 billion acquisition of Alexander & Alexander Services, the world's fourth largest insurance broker.

Chicago's importance as a transportation center has fueled growth in the transportation, communications and public utilities (TCPU) sector. Employment in the sector grew by 1.1% in 1997 and gained 2.0% between February of 1997 and 1998. Chicago's location midway between the East and West coasts and Canada and Mexico makes it an important transportation center. Chicago's O'Hare International Airport is the busiest airport in the world. As a result, employment growth in transport-related industries has been robust. At O'Hare Airport, UAL (the parent of United Airlines) and American Airlines, two of Chicago's largest private-sector employers, have been expanding. In addition, a number of smaller, regional airlines have begun serving Midway Airport in recent years. Dallas-based Southwest Airlines has also endorsed a $722 million expansion project at Midway that will include the construction of a new terminal.

Chicago is considered the rail hub of the country. Canadian National Railways and Illinois Central Rail Road Company are building an intermodal rail terminal in the South suburbs of Chicago, adjacent to Illinois Central's Moyers intermodal terminal. The site is part of a Tax Increment Financing (TIF) District established by the Community Development Commission to spur industrial development in a 295-acre area surrounding the Stockyards on the city's south side.

In the communications industry, Ameritech and AT&T are major employers. After cutbacks in recent years, AT&T is now poised for growth which will positively affect employment growth in the communications industry. However, in April of 1998, Ameritech Corporation announced that it will cut 5,000 jobs, or about 7% of its work force, during 1998. Ameritech is the parent of phone companies in several midwestern states, and it is unknown how many of the jobs will be cut in Chicago. In the public utilities sector, electric utilities such as Commonwealth Edison are facing increased competition from non-regulated generation sources and from the ability to distribute wholesale power across the national grid. This increased competition has resulted in employment losses in the sector.

As a national center for metalworking, Chicago has the largest metropolitan manufacturing employment base in the nation. Employment in the sector grew by only 0.5% during 1997, but gained 1.1% between February of 1997 and 1998. Acme Metals recently completed its $392 million thin-slab continuous caster/hot strip mill in Riverdale. Austeel Lemont is spending $45 million to expand its Lemont mill.

Rosen Consulting Group                                                         5

-------------------------------------------------------------------------------------------

                                  Exhibit 1.5
                          Chicago Location Quotients

Sector                                      Location Quotient/*/       Sector Employment
------                                      --------------------       -----------------
Paperboard Containers And Boxes                  2.200                       15.8
Metal Forgings And Stampings                     2.106                       17.7
Security And Commodity Brokers                   1.968                       38.4
Metalworking Machinery                           1.940                       22.4
Transportation Services                          1.897                       27.3
Fire, Marine, And Casualty Insurance             1.868                       32.8
Railroad Transportation                          1.824                       13.7
Electronic & Other Electric Equipment            1.763                       96.4
Transportation By Air                            1.601                       62.5
Insurance Carriers                               1.575                       78.5
Fabricated Metal Products                        1.565                       76.1
Nondepository Institutions                       1.526                       27.5
Commercial Printing                              1.499                       28.1
Professional & Commercial Equipment              1.493                       42.2
Printing And Publishing                          1.489                       75.9
Miscellaneous Plastics Products, Nec             1.482                       35.3
Chemicals And Allied Products                    1.481                       50.2
Engineering & Management Services                1.442                      142.9
Finance, Insurance, And Real Estate              1.336                      311.2
Rubber And Misc. Plastics Products               1.321                       43.2
Business Services                                1.287                      325.7
Legal Services                                   1.257                       39.7
Security Brokers And Dealers                     1.244                       18.4
Industrial Machinery And Equipment               1.244                       88.6
Wholesale Trade                                  1.217                      267.5
Paper And Allied Products                        1.215                       27.1
Depository Institutions                          1.202                       81.2
U. S. Postal Service                             1.202                       34.1
Electronic Components And Accessories            1.174                       24.4
Commercial Banks                                 1.169                       57.5
Transportation And Public Utilities              1.168                      247.9
Educational Services                             1.144                       78.6

/*/ A location quotient measures the regional concentration of employment in a particular industry. If employment in an industry were evenly distributed throughout the U.S., a region's location quotient would be 1.0. Mathematically, it is defined as the ratio of the percentage of total employment in industry x in a given region divided by the percentage of total employment in industry x nationally.
Source: U.S. Bureau of Labor Statistics

-------------------------------------------------------------------------------------------

Rosen Consulting Group                                                         6

Continental Window and Glass Corporation opened its new 82,000 square-foot manufacturing plant at 4311 West Belmont. The city's third largest window manufacturer plans to employ more than 150 people at the new factory, which will triple the company's production capacity. Allied Products Corporation has commenced on a $28 million expansion project which will create 125 jobs by 2000.

Chicago is also a large producer of nondurable goods, especially food products. Chicago is headquarters of consumer goods companies such as Quaker Oats. Chicago is also home to 53 mid-sized and large candy companies and 64 candy manufacturing facilities, which represents the largest concentration of such plants worldwide. The "candy capital's" national sales account for one-third of total U.S. receipts in this industry and are faring well. In addition, Kraft Foods has expanded into two facilities totaling 875,000 square feet.

High technology represents a growing proportion of new jobs in Chicago's manufacturing sector. According to a recent survey by the American Electronics Association (AEA), Illinois recently surpassed Massachusetts in terms of the number of high technology employees, ranking the state third behind California and Texas. A number of companies have recently or are currently expanding locally. Zenith completed a $100 million 325,000 square-foot large-screen picture tube production plant in Woodridge late in 1997. 3M leased more than 300,000 square feet in Aurora. Both Samsung Electronics and Sharp Electronic have expanded facilities in Bolingbrook. Also, Ingram Micro has expanded in Carol Stream. IBM's Integrated Systems Solutions and Ameritech are together renovating the 100,000 square-foot former Sears computer center; the companies will create 600 customer-service jobs through the joint venture. Motorola completed a $40 million plant in Elgin in late 1997, Excel Logistic has a new 550,000 square-foot facility, and Rockwell International has a new facility of greater than 500,000 square feet in Western Cook County.

Employment in the trade sector, the second largest sector of the Chicago economy, increased 1.1% during 1997 and gained 1.6% between February of 1997 and 1998. As a major midwestern metropolitan area, Chicago has a strong base of retail trade, including very exclusive designer boutiques as well as discount retailers. It is home to the world renowned Miracle Mile on North Michigan Avenue. Retail expansion has been strong both in the city and the surrounding suburbs. Among the national retailers based in Chicago, good national performance at Sears has led to company to expand its local distribution facilities. Following a recent $7.7 million addition to the Sears Roebuck distribution center in Diversitech Industrial Park, Sears now occupies 1.3 million square feet in the park.

Because of its central location, Chicago is also a popular distribution point, and numerous distributors have recently expanded or moved into the area. For example, James River Corporation occupied a 574,000 square-foot distribution facility in Bolingbrook in late 1997. Also in late 1997, retailer American Drug Stores occupied a 440,000 square-foot distribution center in Northeastern DuPage County, and JFC International, a Japanese firm that is the largest distributor of Japanese Food in DuPage County, completed a food distribution center.

Employment in the government sector declined by a slight 0.1% during 1997, although the rate of losses accelerated to 0.4% during the twelve months ended in February of 1998. Cook County faces a projected $144 million budget deficit for 1998, a figure which could grow to $500 million by 2000. As a result, several hundred people have been cut from the county payroll and additional cutbacks could be forthcoming, keeping government sector employment growth weak for some time to come.

Rosen Consulting Group                                                         7

Forecasted Employment

The outlook for the Chicago metropolitan economy is good, with growth expected to accelerate during 1998. The manufacturing sector, which still represents a healthy 16.3% of the total employment base, will continue to grow through 1999, with multiplier effects for the rest of the economy. The large services sector is also expected to accelerate during 1998 and 1999, with growth ranging above 3%. Financial services, which is an important industry in Chicago, will grow at a healthy rate of 2.5% in 1998, with growth slowing in 1999 and thereafter. To sum, we expect total employment growth to grow at a moderately strong rate of 2% in 1998, slowing thereafter in response to a slowdown in the national economy (see Exhibits 1.6 and 1.7). Absolute employment growth will average 64,800 net new jobs per year during the next three years compared to an average of 77,700 new jobs per year over the last five years.

--------------------------------------------------------------------------------------------------------------------------------
                                                            Exhibit 1.6
                                            Nonagricultural Payroll Employment Forecast
                                                          Chicago, IL MSA

                       1993          1994          1995          1996         1997f         1998f         1999f        2000f
                       ----          ----          ----          ----         -----         -----         -----        -----
Total               3,724.9       3,810.2       3,908.5       3,969.8       4,037.1       4,117.4       4,177.5       4231.7
   % Change             2.1%          2.3%          2.6%          1.6%          1.7%          2.0%          1.5%         1.3%
Construction          138.3         139.4         147.6         153.5         158.8         165.3         168.1        168.5
   % Change             2.5%          0.8%          5.9%          4.0%          3.5%          4.1%          1.7%         0.2%
Manufacturing         637.5         649.4         653.6         654.1         657.4         663.3         664.6        661.3
   % Change             1.5%          1.9%          0.6%          0.1%          0.5%          0.9%          0.2%        -0.5%
T.C.P.U.              226.0         233.6         236.5         245.1         247.9         252.5         253.8        254.2
   % Change             1.9%          3.4%          1.2%          3.6%          1.1%          1.9%          0.5%         0.2%
Trade                 873.4         892.4         913.5         907.0         917.4         931.2         942.3        952.7
   % Change             1.7%          2.2%          2.4%         -0.7%          1.1%          1.5%          1.2%         1.1%
F.I.R.E.              300.9         303.8         300.7         302.7         311.1         318.9         323.7        327.5
   % Change             2.1%          1.0%         -1.0%          0.7%          2.8%          2.5%          1.5%         1.2%
Services            1,081.4       1,117.0       1,169.8       1,216.4       1,254.0       1,295.4       1,336.8       1376.9
   % Change             3.4%          3.3%          4.7%          4.0%          3.1%          3.3%          3.2%         3.0%
Government            465.4         472.7         485.1         489.0         488.5         486.1         486.0        488.5
   % Change             0.7%          1.6%          2.6%          0.8%         -0.1%         -0.5%         -0.0%         0.5%

Sources: Bureau of Labor Statistics, RCG

--------------------------------------------------------------------------------------------------------------------------------

Rosen Consulting Group                                                         8

--------------------------------------------------------------------------------
Exhibit 1.7
--------------------------------------------------------------------------------

                                Chicago vs. U.S.
                        Total Non-Agricultural Employment

                             [GRAPH APPEARS HERE]

Rosen Consulting Group                                                         9

--------------------------------------------------------------------------------
Chicago Office Market
--------------------------------------------------------------------------------

Overview

The Chicago metropolitan office market, which ranks third nationwide in terms of its size as of year-end 1997 with 187.9 million square feet of inventory, has improved significantly since 1992, with vacancy rates falling for the last five consecutive years (see Exhibit 1.8). Overall office vacancy rates have plummetted to 11.7% at year-end 1997 from a peak of 19.3% in 1992 (see Exhibit 1.9). As the largest financial and business center in the Midwest and the international center of derivative finance, Chicago has a large and growing office employment sector. During the last five years, from 1992 through 1997, office employment (defined as FIRE and business services) grew by 114,000 jobs, which represented nearly 30% of all of the jobs created in the Chicago economy over that period and ranked the Chicago metropolitan area as first among all metropolitan areas nationwide in terms of office employment growth over the last five years. Phoenix was a distant second with 93,100 office employment jobs created over the five-year period.

Metropolitan Office Market Trends

Office market conditions in Chicago improved notably during 1997, with the overall office vacancy rate down to 11.7% at year-end 1997 from 14.0% in 1996. The greatest gains have occurred in the Class A office market, where the vacancy rate has fallen from a high of 20.5% in 1992 to 7.5% as of year-end 1997 (see
Exhibit 1.10). During 1997, because of the low availability of Class A space, demand for Class B and C space accelerated, reaching nearly 2.6 million square feet, its highest level in over five years. As a result, during 1997, pent-up demand for Class A space developed. With several new Class A office buildings slated for delivery in the downtown and suburban office markets during the next three years, we expect Class A net absorption to increase, albeit at a slow rate, reflecting the moderation of economic growth in the 1998 to 2000 period.

--------------------------------------------------------------------------------
Exhibit 1.8
--------------------------------------------------------------------------------
                           Largest U.S. Office Markets
                            Metro Total and Downtown
                            ------------------------

                             [GRAPH APPEARS HERE]

Rosen Consulting Group                                                        10

-------------------------------------------------------------------------------------------------------------------------

                                                            Exhibit 1.9
                                       Chicago Total Metropolitan Area Office Market (000SF)

                                                                              --------
                           1992       1993       1994       1995       1996       1997      1998f      1999f      2000f
                           ----       ----       ----       ----       ----       ----      -----      -----      -----
Stock                   189,054    189,259    189,215    188,624    187,574    187,864    189,139    191,511    194,801
New Construction          3,893        205        230          0        216        797      2,275      3,122      4,040
Conversion/Demolition         0          0        274        591      1,266        507      1,000        750        750
Net Absorption                       1,257      3,490      2,709      1,303      4,611      4,150      3,400      2,850
Occupied Stock          152,567    153,824    157,314    160,022    161,325    165,937    170,087    173,487    176,337
Vacancy Rate               19.3%      18.7%      16.9%      15.2%      14.0%      11.7%      10.1%       9.4%       9.5%
                                                                              --------

Sources:  CB Commercial, RCG

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

                                                           Exhibit 1.10
                                        Chicago Metropolitan Class A Office Market (000SF)

                                                                   --------
                     1992      1993      1994      1995      1996      1997     1998f     1999f     2000f
                     ----      ----      ----      ----      ----      ----     -----     -----     -----
Stock              73,116    73,321    73,551    73,551    73,767    74,564    76,839    79,961    84,001
New Construction    3,893       205       230         0       216       797     2,275     3,122     4,040
Net Absorption      1,892     2,106     2,666     2,412     1,636     2,079     2,550     2,600     2,800
Occupied Stock     58,095    60,201    62,867    65,279    66,915    68,995    71,545    74,145    76,945
Vacancy Rate         20.5%     17.9%     14.5%     11.2%      9.3%      7.5%      6.9%      7.3%      8.4%
                                                                   --------

Sources:  CB Commercial, RCG

-------------------------------------------------------------------------------------------------------------------------

The Downtown Office Market

Downtown Chicago's office market, which ranks second only to New York's combined midtown and downtown office markets in size with 107.6 million square feet as of year-end 1997, has tightened considerably over the last five years. The total downtown vacancy rate declined to 13.7% as of year-end 1997 from a peak of 19.6% in 1993 (see Exhibit 1.11).

Similar to trends in the overall metropolitan market, the downtown Class A market has tightened, with vacancy rates falling to 8.1% as of year-end 1997 compared to a peak of 23.1% in 1992. The lack of available Class A space has constrained net absorption, causing Class A net absorption in the downtown to fall to 971,000 square feet during 1997, its lowest level since 1992 (see Exhibits 1.12 and 1.13).

The outlook for the downtown Class A office market is strong. Class A net absorption in the downtown will continue to be constrained by the lack of available space during the next two years, despite the delivery of two new office buildings to the West Loop submarket (see Exhibit 1.14). As a result, we expect Class A net absorption will accelerate in the year 2000, when a 1.6 million square foot office building is expected to be delivered. However, downtown Class A vacancy rates will remain very low during the next three years, ranging between 6% and 7%. These low vacancy rates will put significant upward pressure on Class A rents.

Rosen Consulting Group                                                        11

---------------------------------------------------------------------------------------------------------------------------------
                                                                EXHIBIT 1.11
                                                  CHICAGO TOTAL DOWNTOWN OFFICE MARKET (000SF)

                            1992         1993        1994        1995        1996        1997       1998f       1999f       2000f
                            ----         ----        ----        ----        ----        ----       -----       -----       -----
Stock                    110,244      110,244     109,970     109,379     108,113     107,606     106,721     106,291     107,141
New Construction           3,893            0           0           0           0           0         115         320       1,600
Conversion/Demolition          0            0         274         591       1,266         507       1,000         750         750
Net Absorption                           (331)      1,319         173         795       1,995       1,750       1,500       1,200
Occupied Stock            88,967       88,636      89,955      90,128      90,923      92,918      94,668      96,168      97,368
Vacancy Rate               19.3%        19.6%       18.2%       17.6%       15.9%       13.7%       11.3%        9.5%        9.1%

Sources:  CB Commercial, RCG
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                           EXHIBIT 1.12
                                          CHICAGO DOWNTOWN CLASS A OFFICE MARKET (000SF)

                         1992       1993       1994      1995      1996      1997     1998f     1999f     2000f
                         ----       ----       ----      ----      ----      ----     -----     -----     -----
Stock                  43,915     43,915     43,915    43,915    43,915    43,915    44,030    44,350    45,950
New Construction        3,893          0          0         0         0         0       115       320     1,600
Net Absorption            759      1,230      1,669     1,493     1,230       971       800       600     1,000
Occupied Stock         33,771     35,000     36,669    38,162    39,392    40,362    41,162    41,762    42,762
Vacancy Rate            23.1%      20.3%      16.5%     13.1%     10.3%      8.1%      6.5%      5.8%      6.9%

Sources:  CB Commercial, RCG
---------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
EXHIBIT 1.13
--------------------------------------------------------------------------------

                         Downtown Office Vacancy Rate
                               Total vs Class A

             [GRAPH OF DOWNTOWN OFFICE VACANCY RATE APPEARS HERE]

Rosen Consulting Group                                                        12

--------------------------------------------------------------------------------------------------------------
                                             EXHIBIT 1.14
                                     DOWNTOWN OFFICE CONSTRUCTION
                                     1998 THROUGH 2000 DELIVERIES

                                                                   Square Feet
                                                           -------------------------------------
Project                  City               Submarket            1998         1999         2000+      Delivery
-------                  ----               ---------            ----         ----         -----      --------
North Bridge             West Loop          Downtown          115,000          ---           ---          4Q98
Union Tower              West Loop          Downtown              ---      320,000           ---          1999
1 North Wacker           West Loop          Downtown              ---          ---     1,600,000           ---
7 South Dearborn         Central Loop       Downtown              ---          ---       812,175           ---
320 North LaSalle        River North        Downtown              ---          ---     1,250,000           ---
301 South Wacker         West Loop          Downtown              ---          ---     1,300,000           ---
Kinzie & Dearborn        River North        Downtown              ---          ---       400,000           ---
River Bend               ---                Downtown              ---          ---       700,000           ---
1 North Halsted          West Loop          Downtown              ---          ---       400,000           ---

Submarket Subtotal       ---                Downtown          115,000      320,000     6,462,175           ---

Overall Total            ---                Total                        2,274,500     3,957,734    10,830,361

Source: CB Commercial
--------------------------------------------------------------------------------------------------------------

The tight conditions in the Class A market are spilling over to the Class B office market, pushing Class B vacancy rates down at a rapid rate. As Class A net absorption slowed in 1997 due to the lack of available supply, net absorption of Class B and Class C space in the downtown soared to 1.0 million square feet after three years of negative net absorption, its highest level since 1993. Contributing to tightening in the Class B downtown office market is the renovation and redevelopment of older Class B and Class C space. Many Class B and C buildings in the downtown market have already been sold for single user or non-office conversion. In total, since 1994, approximately 2.6 million square feet of space have been removed from the downtown inventory due to conversions and demolitions. Currently, the Marina City Office Building and the Silversmith Building are being converted into the House of Blues and a 143-room Crowne Plaza, respectively. Several office buildings have been or are being renovated for hotel use and at least six downtown buildings have been or are in the process of being converted to residential use. In addition, the enlargement of the West Loop Tax Increment Financing District in February of 1997 made available $300 million for redevelopment subsidies and infrastructure improvements. We expect an additional 2.5 million square feet of Class B and Class C space will be removed from the downtown office inventory over the next three years, although as office vacancy rates fall, this process should slow. In fact, several Class B office buildings have been or are in the process of being upgraded to Class A, due to the scarcity of Class A space. For instance, the former One Illinois Center just underwent a $12 million renovation.

Rosen Consulting Group                                                        13

Central Loop Submarket

The Central Loop is the traditional heart of the downtown financial district with 40% of the downtown office stock, the largest concentration of office space in the downtown. The Central Loop's tenant base consists primarily of financial institutions, business services companies, law firms, major corporations and government buildings.

The submarket's total office vacancy rate fell from to 13.0% as of year-end 1997, its lowest level since it peaked at a high of 18.2% in 1993. The supply of Class A space fell sharply during 1997, with the Class A vacancy rate falling to a low 7.6% (see Exhibit 1.15). For the first time in over five years, net absorption in the Class B market surpassed net absorption in the Class A market, which by year-end 1997 was supply-constrained (see Exhibit 1.16). As a result of strong Class B net absorption during 1997 of 1.0 million square feet, the Class B vacancy rate plummetted to 8.0% as of year-end 1997, from 14.4% a year earlier.

Several large tenants renewed or moved into new space in the submarket. Late in the year, LaSalle National Bank renewed and expanded its lease at 200 West Monroe to 380,000 square feet. Anderson Consulting also leased 200,000 square feet in the Chicago Title and Trust Building, as well as 40,000 square feet at 161 North Clark. Also positively affecting the submarket vacancy rate during 1997 was the removal of several buildings like the 220,000 square-foot 201 North Wells Street for redevelopment into condominiums.

------------------------------------------------------------------------------------------------------------------------------------

                                                           EXHIBIT 1.15
                                            CENTRAL LOOP CLASS A OFFICE MARKET (000SF)

                        1992         1993         1994         1995         1996         1997        1998f        1999f        2000f

                        ----         ----         ----         ----         ----         ----        -----        -----        -----

Stock                 18,999       18,999       18,999       18,999       18,999       18,999       18,999       18,999       18,999
New Construction       2,841            0            0            0            0            0            0            0            0
Net Absorption         3,901          114          931          665          323          458          300          200           50
Occupied Stock        15,066       15,180       16,111       16,776       17,099       17,557       17,857       18,057       18,107
Vacancy Rate           20.7%        20.1%        15.2%        11.7%        10.0%         7.6%         6.0%         5.0%         4.7%


Sources:  CB Commercial, RCG
------------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
                                  EXHIBIT 1.16
                   CENTRAL LOOP CLASS B OFFICE MARKET (000SF)

                      1992      1993      1994      1995      1996      1997     1998f     1999f     2000f
                      ----      ----      ----      ----      ----      ----     -----     -----     -----
Stock               15,645    15,645    15,645    15,645    15,645    15,645    15,645    15,645    15,645
New Construction         0         0         0         0         0         0         0         0         0
Net Absorption       2,894      (375)      (47)      (63)      166     1,003       300        50        25
Occupied Stock      13,705    13,330    13,283    13,220    13,386    14,389    14,689    14,739    14,764
Vacancy Rate         12.4%     14.8%     15.1%     15.5%     14.4%      8.0%      6.1%      5.8%      5.6%

Sources:  CB Commercial, RCG
----------------------------------------------------------------------------------------------------------

Rosen Consulting Group                                                        14

--------------------------------------------------------------------------------
EXHIBIT 1.17
--------------------------------------------------------------------------------

                          CENTRAL LOOP OFFICE MARKET
                    Construction and Net Absorption Trends

              [GRAPH OF CENTRAL LOOP OFFICE MARKET APPEARS HERE]

The outlook for the Central Loop submarket is strong, with vacancy rates potentially falling below 5% by year-end 2000. The only office building proposed for construction in this submarket is the 812,175 square-foot 7 South Dearborn, which has not yet begun construction. It is unlikely that this building will be delivered before the year 2001. As a result, even with Class A net absorption falling to levels rarely seen during the last five or more years, Class A vacancy rates will fall into the 5% range. Similarly, we expect Class B vacancy rates to fall into the 6% range, despite a very low level of net absorption forecasted (see Exhibit 1.17).

Based on the submarket's strong outlook, investors have been acquiring buildings in the Central Loop. During 1997, Equity Office Properties Trust purchased the 926,000 square-foot 30 N. LaSalle Street building for $107 per square-foot. Another notable sale was 200 West Adams, which also was purchased by Equity Office Properties for $72.2 million, more than double the building's purchase price in 1995. In other investment activity, the John Buck Company and Starwood Capital purchased the 1,000,000 square-foot 35 West Wacker Drive building for more than $200 per square foot.

Rosen Consulting Group                                                        15

EAST LOOP SUBMARKET

The East Loop submarket had a total stock of roughly 21.8 million square feet as of year-end 1997. The submarket is dominated by the Illinois Center Complex, Prudential Plaza, and the Amoco building. Class A space represents roughly a quarter of the stock, a relatively low proportion by comparison to the Central Loop, West Loop and North Michigan Avenue submarkets. While the East Loop Class A market was tight with a year-end vacancy rate of 8.7%, the submarket's Class B and Class C office stocks had relatively high year-end vacancy rates of 21.8% and 25.4%, respectively (see Exhibit 1.18). Contributing to the East Loop's weakness in the Class B market was the return of 895,000 square feet of Blue Cross Blue Shield of Illinois space at Two Illinois Center in 1997.

Many major tenants are either expanding or moving into the East Loop submarket. Helping the market late in the year were Andersen Consulting's 282,000 square-foot lease at 225 North Michigan Avenue, KPMG's 230,000 square-foot lease at Three Illinois Center, and D'Acona & Pflaum's 83,000 square-foot lease at One Illinois Center.

The East Loop's Class B office stock represents one of the last remaining stocks of available space in the downtown market. Of the total of nearly nine million square feet of available Class A and Class B office space in the downtown, two million square feet represent Class B space in the East Loop. Given the increasing tightness in the stocks of Class A and B office space in all other Class A and B submarkets in the downtown, we anticipate that the East Loop Class B submarket will experience a substantial increase in absorption in the next three years.

The East Loop is attracting an increased level of investor interest. In recent sales activity, Hines Interests acquired the 803,000 square-foot Three Illinois Center at 303 East Wacker from Metropolitan Life Insurance for an estimated $92 million.

     ------------------------------------------------------------------------------------------
                                                           EXHIBIT 1.18
                                              EAST LOOP CLASS B OFFICE MARKET (000SF)

                                               ---------
                            1995        1996        1997       1998f       1999f       2000f
                            ----        ----        ----       -----       -----       -----
     Stock                  9,356       9,356       9,356       9,356       9,356       9,356
     New Construction           0           0           0           0           0           0
     Net Absorption                      (26)       (437)         300         240         150
     Occupied Stock         7,776       7,750       7,313       7,613       7,853       8,003
     Vacancy Rate           16.9%       17.2%       21.8%       18.6%       16.1%       14.5%
                                                ---------

     Sources: CB Commercial, RCG
     ------------------------------------------------------------------------------------------

Rosen Consulting Group

OTHER DOWNTOWN SUBMARKETS

Office market conditions in the West Loop tightened significantly during 1997. The overall vacancy rate in the West Loop submarket fell to 10.6% in the fourth quarter. Within the submarket, the Class A rate dropped to 7.4% and the Class B rate declined to 13.6% at year-end 1997. The West Loop is one of the most popular and active submarkets because of its proximity to suburban train links and high proportion of new, Class A office buildings. It contains the Sears Tower and the Chicago Mercantile Exchange, as well as smaller Class B properties and renovated loft buildings in the western part of the submarket. Some of the larger lease transactions during the second half of 1997 include Commonwealth Edison (60,000 square feet), BancOne (60,000 square feet), Ernst & Young (60,000 square feet), Aon (54,000 square feet), and Oracle (50,000 square feet). Tight market conditions and rising rents have caused developers to consider new construction. A 115,000 square-foot building is due to be completed in 1998. In addition, Development Resources of Chicago announced plans for a 320,000 square-foot Class A office building. Construction was slated to begin in the first quarter of 1998, with completion expected in early 1999. Finally, Gerald Kostelny has proposed a 50-story, 1.3 million square-foot tower at 301 South Wacker. Construction could begin as early as mid-1998, but completion is not realistically expected before 2001.

A number of major sales transactions have occurred recently in the West Loop. Trizec Hahn paid $844 million for the 3.5 million square-foot landmark Sears Tower, representing a sales price of $241 per square foot. Equity Office Properties purchased the Chicago Mercantile Exchange office complex for $500 million. Another notable sale in the West Loop market was 333 W. Wacker Drive, which was sold for $135 per square-foot. Equity Office Properties also acquired the 1,000,000 square-foot 10 & 30 South Wacker twin towers for $250 million, or $250 per square foot, as well as 20 North Wacker Drive for $59.8 million.

The North Michigan Avenue submarket, known as the "Magnificent Mile," is famous for its upscale retail tenants. The office tenant base consists primarily of advertising firms, media-related firms, and medical support groups for Northwestern Memorial Hospital. The market is experiencing a significant amount of conversion of office space to other uses. Wyndham Hotels is converting 300,000 square feet of 633 N. St. Clair Street into a 400-room hotel. In addition, 520 North Michigan Avenue may either be torn down or simply redeveloped into a Nordstrom store. Together, these transactions would remove 400,000 square feet of available office space from the market.

Prices for well-located office space in the North Michigan Avenue submarket are among the highest in the nation. In addition, Zeller Management purchased 211 East Ontario Street for $7.161 million, or $42 per square foot and Koll/Bren Realty Advisors is undertaking a $22 million redevelopment of the 30- story, one million square-foot office building at 111 East Wacker Drive. Another sale was the 52-story One IBM Plaza, which sold for $122 million.

River North is one of the more diverse submarkets downtown. The market is home to many art galleries and showrooms that occupy the area's loft buildings. River North is also home to one of the largest commercial buildings in the country. The Merchandise Mart is situated along the Chicago River and spans an entire city block. The River North is also the smallest of all the downtown submarkets, with a total inventory of approximately 2.7 million square feet of office space. The overall office vacancy rate in the River North submarket was 7.8% as of year-end 1997, the lowest of any of the downtown

Rosen Consulting Group                                                        17
submarkets. The largest fourth quarter lease in the River North submarket was Bank of America's 85,000 square-foot lease at the Apparel Center. Ameritech also leased 36,000 square feet at the Merchandise Mart.

Suburban Office Market

Chicago's suburban office market has improved significantly, with the overall vacancy rate declining to 9.0% as of year-end 1997 from a peak of 19.3% in 1992 (see Exhibit 1.19). The suburban Class A market is extremely tight, with a year-end 1997 vacancy rate of 6.6% (see Exhibit 1.20). While Class A net absorption was strong during 1997 at over 1.1 million square feet, it was constrained by the scarcity of Class A space available for lease.

Responding to the low office vacancy rates and accelerating rent growth, office construction activity is ramping up in the suburbs. A total of 11 new buildings representing 1.54 million square feet were slated to be delivered during 1998 and another 14 buildings totaling 2.58 million square feet were scheduled for delivery during 1999. Approximately 27 other office buildings are in the proposal stages, but have not yet begun construction and are not scheduled to be completed before 2000 and most likely will not be completed until 2001 or later.

------------------------------------------------------------------------------------------------------------------------------------

                                                           EXHIBIT 1.19
                                                  CHICAGO SUBURBAN OFFICE MARKET

                                                                                --------
                         1992         1993      1994      1995         1996         1997        1998f        1999f        2000f
                         ----         ----      ----      ----         ----         ----        -----        -----        -----
Stock                  78,810       79,015     79,245    79,245       79,461       80,258       82,418       85,220       87,660
New Construction            0          205        230         0          216          797        2,160        2,802        2,440
Net Absorption                       1,588      2,171     2,536          508        2,616        2,400        1,900        1,650
Occupied Stock         63,600       65,187     67,358    69,894       70,402       73,019       75,419       77,319       78,969
Vacancy Rate             19.3%        17.5%      15.0%     11.8%        11.4%         9.0%         8.5%         9.3%         9.9%
                                                                                 --------

Sources:  CB Commercial, RCG
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                           Exhibit 1.20
                                          Chicago Suburban Class A Office Market (000SF)

                                                                                 --------
                         1992         1993      1994       1995         1996         1997        1998f        1999f        2000f
                         ----         ----      ----       ----         ----         ----        -----        -----        -----
Stock                  29,201       29,406     29,636     29,636       29,852       30,649       32,809       35,611       38,051
New Construction            0          205        230          0          216          797        2,160        2,802        2,440
Net Absorption          1,133          877        997        919          407        1,109        1,750        2,000        1,800
Occupied Stock         24,324       25,201     26,198     27,117       27,524       28,632       30,382       32,382       34,182
Vacancy Rate             16.7%        14.3%      11.6%       8.5%         7.8%         6.6%         7.4%         9.1%        10.2%
                                                                                  --------

Sources:  CB Commercial, RCG
------------------------------------------------------------------------------------------------------------------------------------

Rosen Consulting Group

The healthy pipeline of Class A space scheduled for delivery during the next three years will provide some relief to pent-up demand in the Class A suburban office market. More than 40% of the Class A office buildings scheduled for delivery during the next three years are pre-leased. Much of the remaining 60% of the space will be leased during the next three years and the remainder will allow the suburban Class A vacancy rate to slowly increase to a more healthy, or optimal, vacancy rate. RCG expects suburban Class A vacancy rates will increase slowly during the next three years, reaching close to 10% by the year 2000. Total suburban vacancy will be following a similar trend (see Exhibit 1.21).

Strong suburban office market fundamentals have generated an acceleration in investment activity. In 1997, REITs made ten purchases in the suburbs, outpacing 1996's total of seven. In some of the larger recent transactions, in Oak Brook, Equity Office Properties purchased the Oak Brook Terrace Tower for $130 million, and Duke Realty Investments purchased the 650,000 square-foot Executive Towers I-III for $100 million. Beacon Properties purchased the 1.2 million square-foot Westbrook Corporate Center for $182 million, or $151.67 per square foot, and Prentiss Properties Trust acquired the 324,000 square-foot Corporetum Office Park for $51.2 million, or about $158 per square foot. Prime Group Realty Trust purchased the 916,000 square-foot Continental Towers complex in Schaumburg. CarrAmerica Realty purchased the 212,000 square-foot Bannockburn Lakes I and II, and the Amend Group of Dallas bought the 341,000 square-foot 200 Park Plaza in Naperville. In addition, Great Lakes REIT purchased the 104,000 square-foot Atrium II in Arlington Heights.

--------------------------------------------------------------------------------
EXHIBIT 1.21
--------------------------------------------------------------------------------

                          SUBURBAN OFFICE VACANCY RATE
                                TOTAL VS CLASS A

                              [GRAPH APPEARS HERE]

Rosen Consulting Group                                                        19

The submarkets with the lowest overall vacancy rates as of year-end 1997 were North Suburbs (5.1%), Northwest Suburbs (8.0%), East-West Tollway (9.0%), and O'Hare (10.3%). The following sections will examine trends in each of these submarkets more closely.

EAST-WEST TOLLWAY SUBMARKET

The East-West Tollway submarket is located immediately west of downtown Chicago and has the highest concentration of office space in the suburban office market, with 26.5 million square feet as of year-end 1997. The submarket is centered in eastern DuPage County along I-88 between I-294 and I-355 in the cities of Oak Brook, Lombard, Downers Grove and Elmhurst. East-West Tollway, particularly the area around Oakbrook, was the first suburban office market developed outside of downtown Chicago that attracted large firms and corporate headquarters in large numbers. Some of the area's largest employers are WMX Technologies, McDonalds and Spiegel. Naperville, which is in the southwest portion of the submarket, has several large companies and many corporate headquarters. The largest employer in Naperville is AT&T, which has an electronic switching system and research and development facility that employs 8,900. Of the 39 companies in Naperville that have a minimum of 100 employees, 17 are corporate headquarters.

The East-West Tollway office submarket ended 1997 with a 9.0% overall vacancy rate. The Class A and Class B markets in the East West Tollway submarket have similar vacancy rates, with the Class B vacancy rate being slightly lower. The Class A vacancy rate of 8.8% as of year-end 1997 was up slightly compared to 7.5% in 1996 (see Exhibit 1.22). The increase was the result of four buildings totaling 476,000 square feet that were delivered during 1997, which was offset by moderately strong net absorption of 305,000 square feet. Conversely, the Class B vacancy rate fell during 1997 to 8.0% from 10.4% in 1996 (see Exhibit 1.23).

Leasing activity in 1997 in the East-West Tollway was moderate. Several large leases were signed during the first half of 1997, including Ameritech (63,316 sf), Wausau Insurance (63,000 sf), Deutsche Financial (50,000 sf), Raytheon Engineers and Constructors (36,024), Rockwell International (20,000) and R.R. Donnelley (20,000 sf). The largest lease of the fourth quarter was Mexlink's 32,000 square-foot lease at 810 Jorie Boulevard. In the third quarter, Alliance of America Insurers pre-leased 28,000 square feet at the Highland Landmark II. Not yet recorded since occupation has not yet occurred is Lucent Technology's lease of 40,000 square feet at Westwood of Lisle II, a 148,664 square-foot building completed in 1997.

As the largest and one of the most popular of the suburban office markets, the East-West Tollway submarket has experienced and continues to experience a high volume of construction relative to other suburban submarkets (see Exhibit 1.24). In recent construction activity, the 244,000 square-foot Highland Landmark in Downers Grove was completed during the fourth quarter of 1997. Nine buildings totaling 1.227 million square feet are due to be completed in 1998. Among the 1998 deliveries are two buildings in Lisle, including Corporate Lakes IV and Arboretum West. The latter is a 200,000 square- foot building of which Mercedes Credit has already taken 70,000 square feet. Two buildings in Downers Grove will also be completed in 1998, including the 275,000 square-foot Highland Landmark II and the 150,000 square-foot Corridors One. The 180,000 square-foot second phase of Corridors is planned, but is unlikely to be delivered before 2000 or 2001. In addition, the 150,000 square-foot Cantera in

Rosen Consulting Group                                                        20

Warrenville and the 40,000 square-foot Oak Creek V in Lombard are scheduled for completion during 1998. Six buildings totaling slightly over one million square feet are due to be completed in 1999. Hamilton Partners will deliver the 270,000 square-foot Esplanade at Locust Point IV in Downer's Grove during the early 1999. The remaining five buildings are in Oakbrook, Naperville and Lisle. Another thirteen office buildings totaling 1.88 million square feet are in the proposal stages, with no starting date announced, and, thus, are unlikely to be completed before 2000 or 2001.

The outlook for the East-West Tollway office submarket is healthy, although the vacancy rate trend will reverse. We anticipate that strong net absorption will be more than offset by office building deliveries in 1998 and 1999, allowing the vacancy rate to ease slightly. Of the buildings currently under construction and due to be completed in 1998 or 1999, 30% has been leased so far. By 2000, the Class A vacancy rate will be at a healthy level of 10% or slightly above. The Class B market will also remain in good condition, although with the delivery of a high volume of Class A space, some tenants may upgrade, contributing to slight negative net absorption in the market. Because of the popularity of this well-located submarket, it is likely that new tenants will move into both the Class A and Class B submarkets, contributing to strong net absorption for the overall market. Class B vacancy rates will very likely trend up, but remain in the 10% range during the next three years (see Exhibit 1.25).

-------------------------------------------------------------------------------

                                 EXHIBIT 1.22
                EAST-WEST TOLLWAY CLASS A OFFICE MARKET (000sf)

                                                                               -----------
                        1992        1993        1994        1995         1996         1997        1998f        1999f        2000f
                        ----        ----        ----        ----         ----         ----        -----        -----        -----
Stock                  9,550       9,550       9,915       9,915       10,159       10,635       11,862       12,892       13,892
New Construction         247           0         365           0          244          476        1,227        1,030        1,000
Net Absorption           316         535         779          30          136          305        1,000          900          850
Occupied Stock         7,917       8,452       9,231       9,261        9,397        9,702       10,702       11,602       12,452
Vacancy Rate            17.1%       11.5%        6.9%        6.6%         7.5%         8.8%         9.8%        10.0%        10.4%
                                                                               -----------

Sources:  CB Commercial, RCG

------------------------------------------------------------------------------


------------------------------------------------------------------------------

                                 EXHIBIT 1.23
                EAST-WEST TOLLWAY CLASS A OFFICE MARKET (000sf)

                                                                                  -----------
                        1992         1993         1994         1995         1996         1997        1998f        1999f        2000f

                        ----         ----         ----         ----         ----         ----        -----        -----        -----

Stock                 10,566       10,759       10,759       10,759       10,759       10,759       10,759       10,759       10,759
New Construction           0          193            0            0            0            0            0            0            0
Net Absorption         (190)          235          430           43          215          255         (50)         (50)        (100)
Occupied Stock         8,717        8,951        9,382        9,425        9,640        9,895        9,845        9,795        9,695
Vacancy Rate           17.5%        16.8%        12.8%        12.4%        10.4%         8.0%         8.5%         9.0%         9.9%
                                                                                  -----------

Sources: CB Commercial, RCG

--------------------------------------------------------------------------------

Rosen Consulting Group                                                        21

--------------------------------------------------------------------------------
                                 Exhibit 1.24
                     East-West Tollway Office Construction
                         1998 through 2000 Deliveries

                                                                                      Square Feet
                                                                             ----------------------------
Project                             City                Submarket            1998        1999       2000+        Delivery
-------                             ----                ---------            ----        ----       -----        --------
Oak Creek V & VI                    Lombard             East-West Tollway    80,000       ---         ---            2Q98
Highland Landmark II                Downers Grove       East-West Tollway   275,000       ---         ---            3Q98
Corporate Lakes IV                  Lisle               East-West Tollway   155,000       ---         ---            3Q98
Arboretum West                      Lisle               East-West Tollway   200,000       ---         ---            3Q98
Brookdale Gateway                   Naperville          East-West Tollway    25,000       ---         ---            3Q98
Cantera                             Warrenville         East-West Tollway   150,000       ---         ---            3Q98
Bolingbrook Corporate Center        Bolingbrook         East-West Tollway    60,000       ---         ---            4Q98
Corridors One                       Downers Grove       East-West Tollway   150,000       ---         ---            4Q98
RNSA                                Oak Brook           East-West Tollway   132,000       ---         ---            4Q98
Esplanade II                        Downers Grove       East-West Tollway       ---    270,000        ---            1Q99
Washington Point                    Naperville          East-West Tollway       ---    180,000        ---            3Q99
Buck                                Oak Brook           East-West Tollway       ---    275,000        ---            3Q99
Myers Road & 22nd Street            Oak Brook           East-West Tollway       ---    180,000        ---            4Q99
DynaCom Center                      Naperville          East-West Tollway       ---     58,000        ---            1999
Lisle Business Center               Lisle               East-West Tollway       ---     66,734        ---            1999
Corridor II                         Downers Grove       East-West Tollway       ---        ---    150,000             ---
Corporetum 8                        Lisle               East-West Tollway       ---        ---    100,000             ---
Corporetum 7                        Lisle               East-West Tollway       ---        ---    125,000             ---
Commerce Place III                  Lisle               East-West Tollway       ---        ---     40,000             ---
Corporetum 9                        Lisle               East-West Tollway       ---        ---     90,000             ---
Corporetum Tower II                 Lisle               East-West Tollway       ---        ---    365,000             ---
Corporetum Tower I                  Lisle               East-West Tollway       ---        ---    189,000             ---
2 Imperial Place                    Lombard             East-West Tollway       ---        ---    186,000             ---
Naperville Corporate Center 6       Naperville          East-West Tollway       ---        ---    150,000             ---
840 Jocie Boulevard                 Oak Brook           East-West Tollway       ---        ---     95,000             ---
Commerce Placa IV                   Oak Brook           East-West Tollway       ---        ---    150,000             ---
Oakmont Circle II                   Westmont            East-West Tollway       ---        ---    150,000             ---
Oakmont Circle III                  Westmont            East-West Tollway       ---        ---     90,000             ---

Submarket Subtotal                  ---                 East-West Tollway 1,227,000  1,029,734  1,880,000

Total Suburban                      ---                 ---               2,159,500  3,637,734  4,368,186

Source: CB Commercial

--------------------------------------------------------------------------------

Rosen Consulting Group                                                        22

--------------------------------------------------------------------------------
Exhibit 1.25
--------------------------------------------------------------------------------

                         East-West Tollway Office Market
                     Construction and Net Absorption Trends
                     --------------------------------------

                             [GRAPH APPEARS HERE]

NORTHWEST SUBURBS SUBMARKET

The Northwest Suburbs office submarket encompasses northwest Cook County and has the second highest concentration of office space in the suburban office market, with a total of 21.6 million square feet as of year-end 1997. Located thirty minutes west of the Chicago O'Hare International Airport and encompassing the communities of Schaumburg, Hoffman Estates, Itasca, Mt. Prospect, Rolling Meadows and Arlington Heights, the Northwest Suburban submarket has many large and fast-growing tenants. For instance, Schaumburg is the headquarters for Motorola and its 139,000 worldwide employees of which a total of 7,000 were located at the headquarters in Schaumburg as of mid-year 1997. Hoffman Estates is headquarters for Sears with 5,000 employees. In addition, several other major office employers have large facilities in Hoffman Estates, including Ameritech (3,000 employees) and Siemens (950 employees). Rolling Meadows largest employer is Northrup, which employs approximately 2,000 employees.

During the 1980s, the Northwest Suburban submarket emerged as a popular business corridor. Approximately 70% of the submarket's current inventory of 18.8 million square feet of Class A and B space was built during the 1980s. The Northwest Suburban Class A office submarket improved dramatically, with vacancy declining from a high of 20.1% in 1992 to 6.4% as of year-end 1997 (see Exhibit 1.26). Simultaneously, the submarket's overall office vacancy rate fell to 8.0%, roughly a third of its 1992 vacancy rate of 23.9%. The tightness in the Class A market has spilled over to the Class B market, where vacancy has fallen precipitously to 8.6% as of year-end 1997 from 16.1% as of mid-1997 as a result of a spike in Class B net absorption of nearly 800,000 square feet in 1997 (see
Exhibit 1.27).


Rosen Consulting Group                                                        23

------------------------------------------------------------------------------------------------------------------------------------

                                                           EXHIBIT 1.26
                                          NORTHWEST SUBURBS CLASS A OFFICE MARKET (000sf)

                        1992         1993         1994         1995         1996         1997        1998f        1999f     2000f

                        ----         ----         ----         ----         ----         ----        -----        -----     -----

Stock                 10,026       10,026       10,081       10,136       10,136       10,285       10,600       11,600     12,600
New Construction           0           55           55            0            0          149          315        1,000      1,000
Net Absorption           (50)         261          529          433          203          188          300          750        700
Occupied Stock         8,011        8,271        8,801        9,234        9,437        9,625        9,925       10,675     11,375
Vacancy Rate            20.1%        17.5%        12.7%         8.9%         6.9%         6.4%         6.4%         8.0%       9.7%


Sources:  CB Commercial, RCG
------------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------
                                                           EXHIBIT 1.27
                                          NORTHWEST SUBURBS CLASS B OFFICE MARKET (000sf)

                        1992        1993        1994        1995        1996        1997       1998f       1999f       2000f
                        ----        ----        ----        ----        ----        ----       -----       -----       -----
Stock                  8,624       8,624       8,624       8,624       8,624       8,624       8,624       8,624       8,624
New Construction           0           0           0           0           0           0           0           0           0
Net Absorption            60         276         207         405        (336)        794          75        (200)       (400)
Occupied Stock         6,537       6,813       7,020       7,425       7,089       7,883       7,958       7,758       7,358
Vacancy Rate            24.2%       21.0%       18.6%       13.9%       17.8%        8.6%        7.7%       10.0%       14.7%

Sources: CB Commercial, RCG
----------------------------------------------------------------------------------------------------------------------------

During 1996, the Northwest Suburban submarket recorded the largest amount of leasing activity of any suburban submarket. Large leases included Ameritech and U.S. Robotics (now 3Com). During 1997, several large leases were written, including Prudential Insurance, Cincinnati Bell, 3 Com, Boise Cascade, American Colloid, and Motors Insurance Corporation.

Offsetting these large leases were several tenants that vacated space in favor of build-to-suit projects and purchases. Examples of this trend include GE Capital, which is vacating 150,000 square feet of space on Hart Road in favor of the former Recon Headquarters in Barrington, and Trans America Distribution Finance, which is vacating another 150,000 square feet in favor of a build-to-suit at Prairie Stone in Hoffman Estates. In addition, earlier in the year, 3Com's Rolling Meadow's facility was reclassified, also adding to the inventory of available space.

Construction activity recovered during 1997, with four small office buildings totaling 149,000 square feet delivered (see Exhibit 1.28). In Elgin, the 37,980 square-foot Randall Point I, the 20,000 square-foot Lisle Oaks XII and the 40,000 square-foot Lisle Oaks XIII were completed late in 1997. In addition, the 50,845 square-foot Spring Lake Executive Center in Itasca was completed in 1997. The Lisle Oaks buildings are almost fully leased. Two buildings are scheduled to be completed in 1998, including the 205,000 square-foot Transamerica project in Hoffman Estates and the 110,000 square-foot Cedant project in Itasca, both of which are totally preleased. During 1999, eight buildings totaling 1.556 million square feet are slated to be completed, although few, if any, have started construction. Some of the more likely projects to be completed in 1999 are Randall Point II in Elgin and Continental Towers IV in Rolling Meadows.

Rosen Consulting Group                                                        24

----------------------------------------------------------------------------------------------------------------------------
                                                           Exhibit 1.28
                                               Northwest Suburbs Office Construction
                                                   1998 through 2000 Deliveries

                                                                                    Square Feet
                                                                          -----------------------------------
Project                         City                  Submarket                 1998         1999       2000+       Delivery
-------                         ----                  ---------                 ----         ----       -----       --------
Transamerica                    Hoffman Estates       Northwest Suburbs      205,000          ---         ---           3Q98

Cedant                          Itasca                Northwest Suburbs      110,000          ---         ---           3Q98

NEC Wodfield  & Nat. Parkway    Schaumburg            Northwest Suburbs          ---      180,000         ---           1Q99
Windy Point I                   Schaumburg            Northwest Suburbs          ---      184,000         ---           2Q99
Randall Point II                Elgin                 Northwest Suburbs          ---       80,000         ---           2Q99
The Chancellory                 Itasca                Northwest Suburbs          ---      300,000         ---           3Q99
Northwest Point                 Elk Grove Village     Northwest Suburbs          ---      162,000         ---           3Q99
Prairie Stone                   Hoffman Estates       Northwest Suburbs          ---      200,000         ---           3Q99
The Preserve at Woodfield       Schaumburg            Northwest Suburbs          ---      300,000         ---           4Q99
Continental Towers IV           Rolling Meadows       Northwest Suburbs          ---      150,000         ---           4Q99
Popler Creek II                 Hoffman Estates       Northwest Suburbs          ---          ---     134,000            ---
Greenspoint G                   Hoffman Estates       Northwest Suburbs          ---          ---      21,648            ---
Thomdale & Rt. 53               Itasca                Northwest Suburbs          ---          ---     140,000            ---
Continental Towers V            Rolling Meadows       Northwest Suburbs          ---          ---     331,000            ---

The Preserve at Woodfield II    Schaumburg            Northwest Suburbs          ---          ---     300,000            ---
American & National             Schaumburg            Northwest Suburbs          ---          ---     150,000            ---
Northwest Point II              Schaumburg            Northwest Suburbs          ---          ---     162,000            ---
Woodfield Corporate Center      Schaumburg            Northwest Suburbs          ---          ---     200,000            ---
Schaumburg Office Center        Schaumburg            Northwest Suburbs          ---          ---     150,000            ---

Windy Point II                  Schaumburg            Northwest Suburbs          ---          ---     184,000            ---
Chatham Center II               Schaumburg            Northwest Suburbs          ---          ---     205,538            ---
Schaumburg Corp. Center III     Schaumburg            Northwest Suburbs          ---          ---     350,000            ---

Submarket Subtotal              ---                   Northwest Suburbs      315,000    1,556,000   2,328,186

Total Suburban                  ---                   ---                  2,159,500    3,637,734   4,368,186

Source: CB Commercial
----------------------------------------------------------------------------------------------------------------------------

The outlook for the Northwest Suburban office submarket is strong, particularly for the next year, although the uncertainty of how much office space will be delivered to the market creates some risks in the medium-term. During 1998, with just 315,000 square feet of Class A space scheduled for completion, all of which has been preleased, the vacancy rate will be stable in the mid-6% range. Starting in 1999, with the delivery of up to nine new office buildings totaling
1.23 million square feet, pent-up demand for Class A office space will be unleashed, resulting in a spike in net absorption, similar to what ocurred in the Northwest Suburban Class B market in 1997. These trends will persist through the year 2000, coinciding with a gradual easing of tight market conditions. The Class B market will lose some tenants to the Class A market during 1999 and 2000. The overall submarket vacancy rate will ease to the 10% to 11% range, which is considered optimal for most suburban office markets (see Exhibit 1.29).

Rosen Consulting Group                                                        25

--------------------------------------------------------------------------------
EXHIBIT 1.29
--------------------------------------------------------------------------------

                        Northwest Suburbs Office Market
                    Construction and Net Absorption Trends

                             [GRAPH APPEARS HERE]

O'HARE SUBMARKET

The O'Hare office submarket is located northwest of downtown Chicago and encompasses the communities around the Chicago O'Hare International Airport. The submarket has a diverse array of company headquarters and regional offices. Some of the large tenants in the submarket include AT&T, American National Can, Comdisco, and Wilson Sporting Goods. As of year-end 1997, the O'Hare office submarket comprised 12.9 million square feet.

The overall year-end vacancy rate of 10.3% reflects a Class A vacancy rate of 4.0%, Class B vacancy of 15.2% and Class C vacancy of 17.2%. The overall vacancy rate understates the health of the O'Hare submarket because many large blocks of available space in older, obsolete buildings have prevented improvement in the vacancy rate. During 1997, the O'Hare office submarket registered relatively strong net absorption, particularly in the Class B market where space was available for lease. Nearly 200,000 square feet were absorbed during 1997, which is the strongest demand growth registered in six years, although Class B net absorption was also strong in 1993 (see Exhibit 1.30). An extremely low Class A vacancy rate of 4.0% as of year-end 1997 contributed to the strong Class B net absorption. Two of the larger leases in late 1997 were Galileo International's 24,000 square-foot lease at the Orchard Point Office Center and AT&T's 19,000 square-foot lease at President's Plaza II. The lack of space has resulted in a Class A rental rate of $26.64, the highest of all the suburban markets.

Rosen Consulting Group                                                        26

The outlook for the O'Hare's Class B office market is strong. Only one building totaling 280,000 square feet is proposed for delivery in this submarket and completion is unlikely before 2000 or thereafter (see Exhibit 1.31). As a result, the Class B submarket will continue to benefit from the scarcity of Class A product during the next two to three years. Class B vacancy rates should decline to the 6% to 8% range during the next three years.

-----------------------------------------------------------------------------------------------------------------------------
                                                           EXHIBIT 1.30
                                          O'HARE SUBMARKET CLASS B OFFICE MARKET (000SF)

                         1992        1993        1994        1995        1996        1997       1998f       1999f       2000f
                         ----        ----        ----        ----        ----        ----       -----       -----       -----
Stock                   3,892       4,085       4,085       4,085       4,085       4,085       4,085       4,085       4,085
New Construction            0         193           0           0           0           0           0           0           0
Net Absorption            140         197        (212)        135           0         199         200         150         (50)
Occupied Stock          3,145       3,342       3,129       3,264       3,264       3,463       3,663       3,813       3,763
Vacancy Rate             19.2%       18.2%       23.4%       20.1%       20.1%       15.2%       10.3%        6.7%        7.9%

Sources:  CB Commercial, RCG
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
                                                           EXHIBIT 1.31
                                               O'HARE SUBMARKET OFFICE CONSTRUCTION
                                                   1998 THROUGH 2000 DELIVERIES

                                                                            Square Feet
                                                            ---------------------------------------
Project                  City                Submarket           1998           1999          2000+      Delivery
-------                  ----                ---------           ----           ----          -----      --------
River Road               Schiller Park       O'Hare               ---            ---        280,000           ---

Submarket Subtotal       ---                 O'Hare                 0              0        280,000

Total Suburban           ---                 ---            2,159,500      3,637,734      4,368,186

  Source: CB Commercial
-----------------------------------------------------------------------------------------------------------------

Rosen Consulting Group                                                        27

--------------------------------------------------------------------------------
Chicago Industrial Market
--------------------------------------------------------------------------------

Overview

Chicago has one of the nation's largest industrial markets, according to CB Commercial. Chicago's industrial market ranks second to Los Angeles in terms of the total square footage of its vacant and occupied stock of industrial space, with nearly 910 million square feet. According to CB Commercial, Chicago's total industrial vacancy rate as of year-end 1997 was 7.9% which was low by comparison to the national average of 8.4%.

Demand Factors

The Chicago industrial market benefits both from strong manufacturing and trade-related demand. Chicago is the nation's metal-working capital and one of the nation's major manufacturing centers. Chicago's central location and highly efficient, extensive, well-integrated transportation system contribute to the high volume of trade which flows through the area's distribution system. Strategically located mid-way between the East and West coasts and Canada and Mexico, with the world's busiest airport, the hub of the nation's rail system and the primary port connecting the Great Lakes with the Mississippi River and the Gulf of Mexico, Chicago plays a preeminent role in U.S. trade, transportation and manufacturing.

Historical Trends

Chicago's industrial market has benefited from strong demand growth over the last three years, with net absorption averaging approximately 15 million square feet a year (see Exhibit 1.32 and 1.33). Gross leasing activity, which is another good measure of demand growth (with the exception that it may double-count new leases) has also been robust (see Exhibit 1.34). During 1997, gross leasing activity was slightly higher than 1996's level.

Following a spike in industrial net absorption of 26.3 million square feet in 1995, industrial construction activity accelerated. Construction activity in the last few years has been heaviest in the big box warehouse/distribution category. Thus, vacancy rates have risen the most quickly in this category. In fact, the warehouse/distribution vacancy rate rose during 1997 to 15.2%. The manufacturing vacancy rates also increased, reaching 11.9% as of year-end 1997.

-------------------------------------------------------------------------------------------------------------------------------
                                                           Exhibit 1.32
                                     Chicago Total Metropolitan Area Industrial Market (000SF)

                         1992      1993         1994        1995         1996         1997       1998f        1999f       2000f
                         ----      ----         ----        ----         ----         ----       -----        -----       -----
Stock                      --        --      866,659     878,658      896,545      909,611     922,861      933,861     942,861
New Construction           --        --           --      11,999       17,887       16,902      13,250       11,000       9,000
Net Absorption             --        --           --      26,313        9,304        9,407      10,000        9,250       7,500
Occupied Stock             --        --      796,286     822,600      831,904      837,752     847,752      857,002     864,502
Vacancy Rate             8.5%       8.4%        8.1%        6.4%         7.2%         7.9%        8.1%         8.2%        8.3%

  Sources:  CB Commercial, RCG
-------------------------------------------------------------------------------------------------------------------------------

Rosen Consulting Group                                                        28

--------------------------------------------------------------------------------
EXHIBITS 1.33 AND 1.34
--------------------------------------------------------------------------------

                               Industrial Market
                           Chicago Metropolitan Area

                             [GRAPH APPEARS HERE]


                    Industrial Market Gross Leasing Volume
                           Chicago Metropolitan Area

                             [GRAPH APPEARS HERE]

Rosen Consulting Group                                                        29

Warehouse/Distribution Submarket

The strength of trade-related activity in the industrial market is reflected in the high concentration of transportation-related jobs in Chicago. Transportation by air is the most highly concentrated employment sector in Chicago, with over twice the share of total employment as nationally, reflecting the size and volume of activity of the International Airport. Transportation services is also highly concentrated in the local economy and is growing significantly, with growth averaging 5.4% per year over the last five years. Chicago remains the national railroad transportation center, with a high concentration of jobs in this sector. Trucking and warehousing employment has also grown robustly during the last few years, with growth ranging from 3.3% to 11% per year since 1992.

After four consecutive years of declining vacancy rates, new construction has surpassed strong demand growth, pushing the year-end 1997 vacancy rate up to 15.2% (see Exhibit 1.35). Gross leasing activity is particularly strong, averaging over 17.8 million square feet per year over the last six years. While the outlook for demand growth in this market continues to be strong, new construction will keep the vacancy rate from declining significantly in the near-term.

--------------------------------------------------------------------------------
EXHIBIT 1.35
--------------------------------------------------------------------------------

                       Warehouse/Distribution Submarket
                           Chicago Metropolitan Area

                             [GRAPH APPEARS HERE]

Rosen Consulting Group                                                        30

Manufacturing Submarket

Chicago's manufacturing sector is one of the healthiest of any metropolitan areas nationally, both in terms of size and growth rate. Chicago has the second largest manufacturing employment base, with 657,500 manufacturing employees in 1997. Manufacturing jobs have increased at an average rate of 0.9% per year over the last five years compared to a national average growth rate of 0.5% over the same period. Similarly, during 1997, manufacturing employment expanded 0.5% compared to a national average rate of 0.4%.

As a major center of manufacturing activity in the nation, Chicago has a large stock of manufacturing buildings. Gross leasing activity has averaged approximately 13.5 million square feet between year-end 1991 and year-end 1997. Construction of manufacturing space has remained relatively moderate. As of year-end 1997, the manufacturing vacancy rate had risen to 11.9% (see Exhibit 1.36). The outlook for the manufacturing submarket is for continued moderate growth in demand, which in conjunction with a slower rate of construction, should result in stable vacancy rates over the forecast horizon.

--------------------------------------------------------------------------------
EXHIBIT 1.36
--------------------------------------------------------------------------------

                            Manufacturing Submarket
                           Chicago Metropolitan Area

                             [GRAPH APPEARS HERE]

Rosen Consulting Group                                                        31

OVERHEAD CRANE SUBMARKET


[Note: The following section was written in October 1997. We believe market conditions remain substantially the same, but written information is not available to update this analysis.]

Chicago is the nation's largest overhead crane market, with 444 major overhead crane facilities. Overhead crane buildings are a specialized niche within the manufacturing submarket which typically house tenants involved in steel processing or steel servicing. Of the 444 major overhead crane buildings in Chicago, the majority are larger overhead crane facilities concentrated in the southside of Chicago, East Chicago and northeastern Indiana, the traditional center of steel processing in the Chicago area. The overhead crane facilities which are found in other areas of Chicago are generally smaller facilities of less than 100,000 square feet which are associated with a specific manufacturer that relies on steel as an input in the manufacturing process.

The current condition and outlook for the overhead crane market is strong, with a vacancy rate of less than 4% as of mid-1997, according to Thomas Brown of CB Commercial and Carl Manofsky with Hiffman Schaeffer and Anderson. Indiana and Illinois combined are the nation's largest steel processing market, with more than 30% of the nation's steel output, based on raw steel production statistics compiled by the American Iron and Steel Institute as of May 1997. Indiana alone produces 23% of the nation's steel output. Much of the steel processing occurs in northwest Indiana and northeastern Illinois, where the Chicago metropolitan area borders Indiana.

Over the last ten to fifteen years, with the devaluation of the dollar against the yen and more recently, during the last five years, the strengthening of the U.S. manufacturing sector, the production of steel in the U.S. has increased, contributing to an increased demand for overhead crane facilities. During the last five years, strong industrial output, particularly of large durable, steel-intensive products like automobiles, has increased the demand for steel and, thus, overhead crane facilities to handle the processing and distribution of steel. In addition, to cut costs, the major steel companies and major steel end-users, including the automobile companies, have increased outsourcing of certain steel processing operations, which has also increased the demand for overhead crane buildings by small steel processing and steel servicing companies.

While demand has grown for these facilities during the last ten to fifteen years, few overhead crane buildings have been built during the last seven years. With high land costs and the much greater structural reinforcing required for crane facilities, the cost to erect a 100,000 square-foot building with 20-ton cranes is approaching $60 per square foot and the rents required to justify new construction are currently close to $8.00 per square foot compared to a market rent of $3.25 to $4.50 per square foot. Within the overhead crane building submarket, the quality of the space and the cranes vary widely, with some facilities still lacking heat, insulation and concrete floors. Currently, demand is greatest for larger overhead crane buildings of 100,000 square feet or more.

Rosen Consulting Group                                                        32

________________________________________________________________________________
Columbus Metropolitan Economy
________________________________________________________________________________

Economic Overview

The Columbus metropolitan economy has grown at above average rates of growth during the last five years (see Exhibit 2.1). Between 1992 and 1997, the Columbus employment base grew at an annual average rate of 2.7% compared to 2.4% for the nation's employment base. Nonagricultural payroll employment in Columbus grew 2.4% during 1997 compared to 2.3% for the nation. Columbus' economy has accelerated during early 1998, with job growth of 3.2% between February of 1997 and 1998 (see Exhibit 2.2). In February of 1998, the unemployment rate stood at a very low 2.6%. Fortune magazine rates Columbus among the top five cities in the nation by the number of innovative firms and by the quality of its labor force. The major companies headquartered in Columbus include CompuServe, Banc One, Worthington Industries, and the Limited. Contributing to growth is the fairly high concentration in fast- growing, leading edge industries in Columbus. It is a favorite location for logistics companies that distribute merchandise nationwide and, increasingly, worldwide. Information-based firms such as Lucent Technologies and Sterling Commerce have also been attracted to the city.

Two sectors registering strong growth during the last five years are finance, insurance and real estate (FIRE) and services, particularly business services. The services sector leads the metropolitan area in terms of the number of jobs added. This sector grew 3.5% in 1997 and added more than 12,000 jobs during the twelve months ended in February of 1998 for a 5.3% growth rate. Several large hotels, health centers

________________________________________________________________________________
EXHIBIT 2.1
________________________________________________________________________________

                                Columbus vs. U.S.
                        Total Non-Agricultural Employment


                             [GRAPH APPEARS HERE]

Rosen Consulting Group                                                        33

                                  Exhibit 2.2
                  Nonagricultural Payroll Employment by Sector
                                Columbus, OH MSA


                                                 1992        1993        1994        1995        1996       1997   Feb-98
                                                 ----        ----        ----        ----        ----       ----   ------
Total Nonagricultural                           712.8       728.0       755.9       783.5       796.0       814.9   820.1
  % Change                                        1.8%        2.1%        3.8%        3.7%        1.6%        2.4%    3.2%
Construction                                     26.8        27.4        29.8        31.2        32.8        35.0    33.4
  % Change                                        1.5%        2.2%        8.8%        4.7%        5.1%        6.7%    9.2%
Manufacturing                                    91.5        92.2        92.0        93.4        92.0        92.8    93.7
  % Change                                       -0.9%        0.8%       -0.2%        1.5%       -1.5%        0.9%    1.7%
  Stone, Clay, And Glass Product                  9.8         9.9        10.1        10.1        10.1        10.0     9.9
    % Change                                      1.0%        1.0%        2.0%        0.0%        0.0%       -1.0%   -1.0%
    Glass And Glassware, Pressed Or Blown         3.9         4.1         3.9         4.1         4.1         4.1     4.1
      % Change                                    5.4%        5.1%       -4.9%        5.1%        0.0%        0.0%    2.5%
    Dairy Products                                4.3         4.6         4.6         4.3         4.1         4.0     3.7
      % Change                                    4.9%        7.0%        0.0%       -6.5%       -4.7%       -2.4%   -7.5%
Transportation, Communications & P.U.            30.4        30.8        32.8        34.5        35.7        36.2    35.9
  % Change                                        1.0%        1.3%        6.5%        5.2%        3.5%        1.4%    0.3%
Trade                                           184.4       189.7       199.7       210.4       213.2       213.2   213.8
  % Change                                        2.7%        2.9%        5.3%        5.4%        1.3%        0.0%    2.8%
  Retail Trade                                  148.4       153.0       161.5       170.9       173.2       171.7   171.1
    % Change                                      3.1%        3.1%        5.6%        5.8%        1.3%       -0.9%    2.1%
Finance, Insurance, And Real Estate              59.2        60.9        63.2        64.7        67.0        71.2    71.8
  % Change                                       -0.7%        2.9%        3.8%        2.4%        3.6%        6.3%    2.4%
    Commercial Banks                             10.0         9.8        10.1        11.0        11.6        13.2    12.9
      % Change                                   -6.5%       -2.0%        3.1%        8.9%        5.5%       13.8%   -3.0%
  Insurance Carriers                             22.5        22.9        23.1        23.4        24.2        25.0    25.2
    % Change                                     -0.4%        1.8%        0.9%        1.3%        3.4%        3.3%    1.6%
Services                                        188.7       194.6       204.9       214.9       221.4       229.1   231.8
  % Change                                        3.4%        3.1%        5.3%        4.9%        3.0%        3.5%    5.3%
  Business Services                              42.5        46.8        53.5        59.4        61.5        64.4    64.1
    % Change                                      4.2%       10.1%       14.3%       11.0%        3.5%        4.7%    4.6%
    Personnel Supply Services                    15.3        18.1        22.2        25.1        23.7        25.1    23.8
      % Change                                    4.8%       18.3%       22.7%       13.1%       -5.6%        5.9%    3.5%
Total Government                                131.1       131.7       132.8       133.6       133.3       136.7   139.0
  % Change                                       1.5%         0.5%        0.8%        0.6%       -0.2%        2.6%    1.4%
Total State Government                           56.6        57.3        57.9        58.0        57.5        58.5    59.5
  % Change                                       -0.4%        1.2%        1.0%        0.2%       -0.9%        1.7%    0.7%
  State Government Education                     23.2        23.2        23.2        23.0        22.9        23.8    24.6
    % Change                                     -1.7%        0.0%        0.0%       -0.9%       -0.4%        3.9%    0.0%

Source: Bureau of Labor Statistics

and sport facilities have recently been completed or are planned, which should result in continued strength in the sector throughout the forecast horizon. For instance, plans have been announced for a $50 million, 300-room Hilton Hotel & Towers at the 1,200-acre Easton development in Northeast Columbus. The hotel will anchor the lodging portion of the planned Easton Town Center, which will include the hotel, several restaurants, a 30,000 square-foot conference center and a megaplex theater. Easton Town Center is expected to open in the second or third quarter of 1999. In the health care part of the services sector, Wendt-Bristol Health Services continues its rapid expansion with plans for at least three new diagnostic

Rosen Consulting Group                                                        34
centers in Franklin County as well as an addition to an existing center on Kenny Road. In addition, several hospitals, including Mount Carmel Medical Center, Mount Carmel East Hospital, and St. Ann's are upgrading and improving facilities.

The finance, insurance and real estate (FIRE) sector grew by a very strong 6.3% in 1997, although growth slowed to 2.4% between February of 1997 and 1998. Columbus is home to BankOne and Nationwide Insurance, as well as several other finance and insurance companies. However, in April of 1998, BankOne announced plans to acquire First Chicago NBD. The combined bank, which will be the fifth largest in the nation, will be headquartered in Chicago. Some initial job losses are predicted for Columbus, although bank executives have announced that within a year, local employment will exceed levels at the takeover. In the real estate sector, Galbreath and LaSalle merged in 1997, resulting in some job loss, although the company's local presence, largely in property management, remains significant. In positive news in the finance subsector, Chase Manhattan is moving 600 jobs to Columbus from Tampa as a result of its merger with Chemical Bank. The lender will relocate an additional 1,000 jobs from central Ohio. Chase is building a new $35 million, 240,000 square-foot facility to house the new workers, scheduled for occupancy in 1998.

The fastest growing part of the economy in percentage terms is the construction sector, with a 6.7% growth rate in 1997 and a 9.2% growth rate between February of 1997 and 1998. Infrastructure construction, as well as the commercial projects mentioned above, is driving the increase in construction activity. Work on two Interstate 270 projects was recently completed. Construction will begin on a new $125 million, 20,000-seat sports arena in the spring of 1998. The arena will be the home of a National Hockey League expansion team, which will begin playing in the year 2000.

The government sector forms an important part of the Columbus economy, as it is both the state capital and the home of Ohio State University. The sector accounts for more than 16% of all the jobs in Columbus, and, thus, is approximately 86% more concentrated than it is in the national economy (see
Exhibit 2.3). Government employment grew 2.6% in 1997 and 1.4% between February of 1997 and 1998.

Employment in the transportation, communications and public utilities (TCPU) sector grew 1.4% during 1997, but gained just 0.3% in the twelve months ended in February of 1998. The transportation sector is experiencing growth, although the communications sector has experienced some recent setbacks. In the transportation sector, both passenger and freight volume have increased at the airports. Activity at Port Columbus International Airport is increasing at a steady rate, with positive effects on transportation employment. The airport expects to open 200 acres on the North Airfield for commercial projects. America West Airlines has increased its service from Columbus from 12 to 17 destinations. In addition, Executive Jet increased local employment to 800 during 1997. It is seeking extra space to house its expanding operations center and maintenance facility, although it has delayed plans for a 60,000 square-foot office building and 120,000 square-foot hanger as it considers other options.

In the communications sector, both long-distance and wireless communications companies are expanding in the metropolitan area, although Columbus received bad news recently about cutbacks at Ameritech. Chicago-based Ameritech employs 11,200 in Ohio and owns the local telephone company. Ameritech announced that 5,000 jobs would be cut from its 73,000-person work force during 1998. In positive news for this sector, Airtouch Cellular leased a new, four-story building near Tuttle Crossing in which it originally expected to lease only one floor. In addition, LCI International, the nation's sixth-largest long

Rosen Consulting Group                                                        35

     -------------------------------------------------------------------
                                  EXHIBIT 2.3
                          COLUMBUS LOCATION QUOTIENTS

     Sector                                         Location Quotient(*)
     ------                                         --------------------
     Glass And Glassware, Pressed Or Blown                 8.489
     Dairy Products                                        4.302
     Stone, Clay, And Glass Products                       2.792
     Insurance Carriers                                    2.401
     Total State Government                                1.867
     State Government Education                            1.789
     Finance, Insurance, And Real Estate                   1.458
     Personnel Supply Services                             1.342
     Business Services                                     1.272
     Retail Trade                                          1.202
     Commercial Banks                                      1.184

     (*) A location quotient measures the regional concentration of employment in a particular industry. If employment in an industry were evenly distributed throughout the U.S., a region's location quotient would be 1.0. Mathematically, it is defined as the ratio of the percentage of total employment in industry x in a given region divided by the percentage of total employment in industry x nationally.

     Source: U.S. Bureau of Labor Statistics

     -------------------------------------------------------------------

distance carrier, plans to add 1,000 jobs to its local work force and lease a 156,000 square-foot office in Dublin. The company already has 1,000 employees in Central Ohio, but plans to hire more to maintain the fast-paced growth of the company. Many of the jobs to be filled at the network control center will be in high-tech positions.

In one of the nation's most successful military base conversions, Rickenbacker Air Industrial Park and Rickenbacker International Airport have been the locations of significant growth in Columbus in recent years. The volume of air freight at the Rickenbacker International Airport increased rapidly during 1997. The airport handled 243.1 million pounds of freight, an increase of 45% over 1996, and freight handled in January of 1998 was up 20% from January of 1997. Many of the new jobs added have been in manufacturing industries. For example, in recent expansion activity, Techneglas, a maker of glass for television tubes, is expanding its warehousing operations at Rickenbacker. American Freightways Corporation purchased 45.3 acres to expand its shipping operations in Columbus in 1998. Kraft Foods will complete a 610,000 square-foot warehouse at Rickenbacker Air Industrial Park in mid-1998 where it will consolidate three distribution facilities and create almost 200 new jobs by 2001. In 1997, Laura Ashley transferred its North American distribution operations from Memphis to Rickenbacker Air Industrial Park, where it will create 100 jobs by 2001. Growth at Rickenbacker contributed to the small 0.9% gain in manufacturing sector employment during 1997, a rate of growth that accelerated to 1.7% during the twelve months ended in February of 1998.

Manufacturing jobs are also being created elsewhere in the metropolitan area as companies are attracted by ColumbusAE central location and transportation network. Columbus also has a steady supply of high-

Rosen Consulting Group
tech workers coming into the employment pipeline with 13 universities and colleges nearby. In recent years, large companies such as Whirlpool have added hundreds of new jobs to the area. Several other companies have announced plans for expansion. AK Steel has proposed a $1.1 billion plant that would employ 500 workers near Columbus. In addition, Coca-Cola recently completed a $9 million expansion of its East Side syrup plant that increased its size by about one-fourth. In addition, Crane Plastics Company will create almost 100 jobs as it expands its two South Side operations to accommodate its new TimberTech product line, a sawdust and plastic composite used to build decks.

Forecasted Employment

The Columbus metropolitan economy grew at a moderately strong rate of 2.4% in 1997. Following national trends, the Columbus economy will also slow, with total employment decelerating to 2.1% in 1998 and an average of 1.6% per year thereafter (see Exhibit 2.4). The services sector will continue to contribute the majority of new jobs to the economy, with growth ranging from 2.9% to 3.8% during the next three years. Trade employment, another large sector in the Columbus economy, will grow at a modest rate of close to 1% per year. FIRE employment will decelerate, but will continue to grow at a moderate rate of close to 2% during the next three years. Manufacturing will decelerate, reflecting the maturity of the industrial goods cycle, with employment slowing to a slightly positive rate by 1999 and 2000.

-------------------------------------------------------------------------------------------------------------

                                                    EXHIBIT 2.4
                                    NONAGRICULTURAL PAYROLL EMPLOYMENT FORECAST
                                                  COLUMBUS, OH MSA

                    1993        1994        1995        1996        1997       1998f       1999f       2000f
                    ----        ----        ----        ----        ----       -----       -----       -----
Total              728.0       755.9       783.5       796.0       814.9       832.0       844.5       858.8
   % Change          2.1%        3.8%        3.7%        1.6%        2.4%        2.1%        1.5%        1.7%
Construction        27.4        29.8        31.2        32.8        35.0        36.5        36.6        37.1
   % Change          2.2%        8.8%        4.7%        5.1%        6.7%        4.3%        0.2%        1.4%
Manufacturing       92.2        92.0        93.4        92.0        92.8        94.2        94.8        94.9
   % Change          0.8%       -0.2%        1.5%       -1.5%        0.9%        1.5%        0.6%        0.1%
Trade              189.7       199.7       210.4       213.2       213.2       215.3       217.1       219.5
   % Change          2.9%        5.3%        5.4%        1.3%        0.0%        1.0%        0.9%        1.1%
Services           194.6       204.9       214.9       221.4       229.1       237.7       244.6       252.2
   % Change          3.1%        5.3%        4.9%        3.0%        3.5%        3.8%        2.9%        3.1%
T.C.P.U.            30.8        32.8        34.5        35.7        36.2        36.5        36.8        37.2
   % Change          1.3%        6.5%        5.2%        3.5%        1.4%        0.8%        0.8%        1.3%
F.I.R.E.            60.9        63.2        64.7        67.0        71.2        72.7        74.1        75.9
   % Change          2.9%        3.8%        2.4%        3.6%        6.3%        2.1%        1.9%        2.4%
Government         131.7       132.8       133.6       133.3       136.7       138.5       139.9       141.3
   % Change          0.5%        0.8%        0.6%       -0.2%        2.6%        1.3%        1.1%        0.9%

Sources: Bureau of Labor Statistics, RCG

-------------------------------------------------------------------------------------------------------------

Rosen Consulting Group

--------------------------------------------------------------------------------
Columbus Industrial Market
--------------------------------------------------------------------------------

The Columbus industrial market, measuring slightly over 94 million square feet as of year-end 1997, eased during 1997, as the metropolitan industrial vacancy rate rose to 8.3% from 6.3% in 1996 (see Exhibit 2.5). Extremely tight market conditions and strong demand conditions during the last four years attracted investment and construction activity. Much of the existing inventory consists of older buildings which do not have the high ceilings, super-flat floors or tax abatements offered to those who construct new buildings. As a result, most recent leasing activity has been in new construction, especially in the southwest submarket.

Demand generators for industrial space in Columbus include manufacturers, retailers and wholesale distributors. Goodyear Tire & Rubber Company is building a $14.5 million, 630,000 square-foot distribution center at the new Creekside Industrial Park in Obetz. Several build-to-suit facilities, including the 610,000 square-foot project for Kraft Foods, are underway at Rickenbacker. Levi Strauss & Company will serve as the anchor tenant in the redevelopment of the Cranston Building. In addition, Rickenbacker International Airport and Port Columbus International Airport are strong demand generators, due to an increasing level of cargo activity.

Much of the new speculative industrial construction is centered around the Rickenbacker International Airport, where a number of large warehouses have been constructed. Most recently, during the fourth quarter of 1997, Opus North Corporation completed a 434,000 square-foot speculative distribution facility in the Foreign Trade Zone of Rickenbacker Airport.

In spite of the rising vacancy rate, a number of speculative development projects are underway. Some of the more notable projects include Ruscilli Development's two 268,000 square-foot industrial buildings nearing completion within its Gateway Business Park project at Route 665 and Interstate 270 in the southern edge of Grove City. Pizzuti Development will complete a 412,000 square-foot warehouse in South Park in 1998. Duke Realty Investment is constructing two buildings of about 110,000 square feet each at Southpointe and it plans a 300,000 square-foot addition to an existing building in Grove City. Finally, Security Capital Trust proposed three developments totaling 660,000 square feet at its Capital Park South industrial park in Grove City. Security Capital has lease commitments for the last 260,000 square feet of available distribution space within the industrial park.

The outlook is for both new construction and net absorption to slow, responding to both slower national trends and, in the case of construction, to high vacancy rates. Since construction may respond with a lag to slowing demand conditions, the industrial vacancy rate may edge up slightly higher, but not significantly.

Rosen Consulting Group

------------------------------------------------------------------------------------------------------------------------

                                                        EXHIBIT 2.5
                                  COLUMBUS TOTAL METROPOLITAN AREA INDUSTRIAL MARKET (000SF)

                         1993         1994         1995         1996         1997        1998f        1999f      2000f
                         ----         ----         ----         ----         ----        -----        -----      -----
Stock                  83,134       85,934       89,434       91,934       94,034       97,334       99,834    101,334
New Construction        3,900        2,800        3,500        2,500        2,100        3,300        2,500      1,500
Net Absorption          6,583          158        2,778        1,976           96        2,800        2,000      1,800
Occupied Stock         81,222       81,379       84,157       86,133       86,229       89,029       91,029     92,829
Vacancy Rate              2.3%         5.3%         5.9%         6.3%         8.3%         8.5%         8.8%       8.4%

Sources: Pizzuti, RCG

------------------------------------------------------------------------------------------------------------------------

Rosen Consulting Group

--------------------------------------------------------------------------------
Knoxville Metropolitan Economy
--------------------------------------------------------------------------------

Economic Overview

Knoxville's economic growth has accelerated during the last two years, with total employment growth reaching 1.0% in 1997 and 1.4% as of the year ended February 1998, compared to 0.1% in 1996. Knoxville's economy has grown at a very similar rate to the U.S. economy over the last five years, although at times counter-cyclical compared to the U.S. (see Exhibit 3.1). Between 1992 and 1997, the employment growth rate in Knoxville averaged 2.1% per year compared with national employment growth rate of 2.4% over the same period. However, unlike the overall U.S. economy, Knoxville's economy is stable. During the national recession ended in March 1991, Knoxville's employment did not turn down. For 1991, the employment growth rate in Knoxville was 1.8% compared with a national employment decline at the rate of -1.1%. During the 1982 national recession, employment in Knoxville also did not decline.

Knoxville is an attractive location for corporate tenants seeking a low-cost and central location. Knoxville is below the national average for cost of living and Tennessee Valley Authority electric rates are among the lowest in the country for both residential and industrial customers. With the city of Knoxville at its hub, East Tennessee lies at the geographic heart of the Eastern United States. Three of the nation's most important interstates intersect in Knoxville, including I-40, a major East-West artery; I-75, the major North-South route in the Eastern U.S.; and, I-81, connecting East Tennessee with the population-dense Northeast. These factors have contributed to attracting new companies to the area. Among the new company headquarters moving into the area recently are:
Pilot Corporation, Clayton Homes, Proffitt's, Ruby Tuesday, Regal Cinema and Regal Corporation.

--------------------------------------------------------------------------------
EXHIBIT 3.1.
--------------------------------------------------------------------------------

                              Knoxville vs. U.S.
                       Total Non-Agricultural Employment


                             [GRAPH APPEARS HERE]

Rosen Consulting Group                                                        40

---------------------------------------------------------------------------------------------------------------------------
                                                        Exhibit 3.2
                                        Nonagricultural Payroll Employment by Sector
                                                      Knoxville, TN MSA

                                                  1992        1993        1994     1995     1996      1997     Feb-98

                                                  ----        ----        ----     ----     ----      ----     ------
     Total Nonagricultural                       285.3       296.7       304.1     313.8    314.2     317.2     312.1
       % Change                                    5.3%        4.0%         2.5%     3.2%     0.1%      1.0%      1.4%
     Construction                                 12.4        13.7       15.0      17.9      16.7      15.5      15.0
       % Change                                    7.8%       10.5%       9.5%     19.3%     -6.7%     -7.2%      3.4%
     Manufacturing                                49.7        50.6       50.1      49.3      48.2      48.8      49.3
       % Change                                    1.6%        1.8%       -1.0%    -1.6%     -2.2%      1.2%      0.8%
       Durable Goods                              30.2        30.0       29.0      28.9      28.7      29.3      29.7
         % Change                                  ---        -0.7%      -3.3%     -0.3%     -0.7%      2.1%      1.4%
       Stone, Clay, And Glass Product              1.4         1.5        1.4       1.4       1.4       1.3       1.3
         % Change                                  ---         7.1%      -6.7%      0.0%      0.0%     -7.1%      0.0%
       Apparel & Other Textile Products            8.4         9.2        8.6       7.7       6.7       6.4       6.3
         % Change                                  ---         9.5%      -6.5%    -10.5%    -13.0%     -4.5%     -1.6%
     Transportation, Communications & P.U.        10.3        11.2       12.2      13.4      14.0      14.3      13.9
       % Change                                    2.0%        8.7%       8.9%      9.8%      4.5%      2.1%     -2.8%
     Trade                                        73.4        75.0       78.1      81.4      82.3      83.7      81.4
       % Change                                    2.1%        2.2%       4.1%      4.2%      1.1%      1.7%      1.4%
       Eating And Drinking Places                  ---         ---        ---      25.0      25.0      25.3      23.7
         % Change                                  ---         ---        ---                 0.0%      1.2%      0.4%
     Finance, Insurance, And Real Estate          10.6        11.0       11.4      12.0      13.0      13.8      13.8
       % Change                                    7.1%        3.8%       3.6%      5.3%      8.3%      6.2%      3.0%
     Services                                     74.9        79.9       81.4      84.2      84.3      86.3      83.9
       % Change                                   12.3%        6.7%       1.9%      3.4%      0.1%      2.4%      3.6%
       Hotels And Other Lodging Place              ---         ---        ---       6.6       6.7       6.9       6.0
         % Change                                  ---         ---        ---       ---       1.5%      3.0%      7.1%
     Total Government                             53.5        54.7       55.6      55.1      55.1      54.4      54.3
       % Change                                    4.3%        2.2%       1.6%     -0.9%      0.0%     -1.3%     -1.1%

Source: Bureau of Labor Statistics
----------------------------------------------------------------------------------------------------------------------------

The strongest growth has occurred in the finance, insurance and real estate sector (FIRE) and services sector, which grew 3.0% and 3.6%, respectively, during the year ended February 1998 (see Exhibit 3.2). The FIRE employment base has grown precipitously in recent years, rising 8.3% and 6.2% during 1996 and 1997, respectively. During the last five years, the FIRE sector grew 5.2%, on average, outpacing the U.S. average growth in this sector of 1.3%.

Strong growth in the FIRE and services sector bode well for the office market. The services sector, with average growth of 2.3% over the last five years, is Knoxville's largest employment sector. Tourism has been a fast-growing employment sector and the hotel and lodging industry is very concentrated in Knoxville, with a location quotient of 1.47 (see Exhibit 3.3). Job growth in hotels and other lodging places rose 7.1% during the year ended February 1998, following job growth of 3.0% during 1997. Some of the major attractions in the Knoxville area include the Great Smoky Mountains National Park, the Lost Sea, and the Forbidden Caverns. Also Dollywood, Dolly Parton's amusement park in Pigeon Forge, is a big employer (1,800 jobs) and tourist draw. Health services is also a fairly large sector, with Covenant Health Alliance and St. Mary's Medical Center among the largest employers in Knoxville.

Rosen Consulting Group                                                        41

       -------------------------------------------------------------------
                                   Exhibit 3.3
                          Knoxville Location Quotients

          Sector                                   Location Quotient(*)
          ------                                   --------------------
          Apparel And Other Textile Products              2.950
          Total State Government                          1.731
          Hotels And Other Lodging Places                 1.474
          Eating And Drinking Places                      1.266
          Retail Trade                                    1.169
          Durable Goods                                   1.014
          Stone, Clay, And Glass Products                 1.003

          (*) A location quotient measures the regional concentration of employment in a particular industry. If employment in an industry were evenly distributed throughout the U.S., a region's location quotient would be 1.0. Mathematically, it is defined as the ratio of the percentage of total employment in industry x in a given region divided by the percentage of total employment in industry x nationally.
          Source: U.S. Bureau of Labor Statistics

       ------------------------------------------------------------------

Transportation, communications and public utilities (TCPU) has historically been a fast-growing sector, with job growth averaging 6.2% between 1992 and 1997. During 1997, employment was up 2.1%, but during early 1998, the sector has registered job losses. As of the year ended February 1998, TCPU employment was down 2.8%. The largest employer in this sector is Tennessee Valley Authority
(TVA), which is headquartered in Knoxville. The TVA is the nation's largest power corporation, producing more than 140 billion kilowatt-hours of electricity a year for a total of 7.3 million people. The TVA has about 36,000 employees throughout the Tennessee Valley and 2,019 employees in Knoxville and operates 29 hydroelectric dams, 11 coal-fired plants, a pumped-storage plant, and three nuclear plants. With energy deregulation, the TVA will face more competitive pressures and is likely to shed some jobs in an effort to cut expenses.

The presence of TVA, the Department of Energy's (DoE) Oak Ridge facility, and the University of Tennessee have earned Knoxville the designation of the national energy center. Oakridge National Research Laboratories is one of the nation's largest federally funded research laboratories. It leads other research laboratories in the transfer of technology to private industry. Scientists and engineers are allowed to consult with private companies. Researchers with marketable products are encouraged to patent and license new products and developments.

The DoE contracts much of the work at Oak Ridge to Lockheed Martin Energy Systems. In fact, Lockheed Martin Energy Systems is the largest private sector employer in Knoxville with 12,775 employees. Lockheed Martin Energy Systems manages Oak Ridge National Laboratory and the Y-12 nuclear weapons plant and K-25 plant. Both of the contracts are due to expire in 2000 and DOE is on record as saying it plans to put the contracts up for competitive bids. In 1996, then-Secretary Hazel O'Leary gave Lockheed Martin two-year extensions on each of the Oak Ridge contracts, but vowed to seek bids after that as part of the contract reform initiative. However, Lockheed has indicated recently that another contract renewal is possible. A number of other businesses have been attracted by the Oak Ridge facility. Boeing Defense and Space, for example, manufactures electronic airplane components at its Oak Ridge facility.

Rosen Consulting Group                                                        42

Other large private sector employers include DeRoyal Industries, with 2,350 employees, Clayton Homes, The Kroger Company, and Aluminum Company of America, all with approximately 2,000 employees..

Manufacturing employment rebounded during 1997 and early 1998, after three years of declines. The most concentrated industry in both the manufacturing sector and the overall economy is apparel and textile products, which has is nearly three times more concentrated in the Knoxville economy than it is in the U.S. economy. Employment in apparel and textile products represents 12.8% of the manufacturing sector employment, but just 2.05 of total employment. However, job growth in this sector has been flat to negative since 1994. During 1997, Levi Strauss Jeanswear Division, then the third largest private sector employer with nearly 3,600 employees, announced that they were closing their Cherry Street sewing and finishing plant in Knoxville, which resulted in 2,200 layoffs. However, several other apparel and textile companies operate in Knoxville, including Palm Beach Company, New Cherokee Corporation, and Bike Athletic Company.

Forecasted Employment

The employment growth rate in Knoxville should continue to accelerate. Total payroll employment should grow close to 1.5% per year through the year 2000 (see
Exhibit 3.4). FIRE and services will be the leading growth sectors, with growth ranging between 2.5% and 3.5% in the FIRE sector and between 3.3% and 3.7% in the services sector. These trends bode well for office space demand. By contrast, the manufacturing sector will contract, following national trends. Trade, another major sector, will post growth ranging between 1.0% and 1.4% during the next three years.

--------------------------------------------------------------------------------------------------------------
                                                   Exhibit 3.4
                                     Nonagricultural Payroll Employment Forecast
                                                Knoxville, TN MSA

                          1993        1994        1995        1996       1997        1998f       1999f       2000f
                          ----        ----        ----        ----       ----        -----       -----       -----
     Total               296.7       304.1       313.8       314.2       317.2       322.3       326.8       332.0
        % Change           4.0%        2.5%        3.2%        0.1%        1.0%        1.6%        1.4%       1.6%
     Construction         13.7        15.0        17.9        16.7        15.5        15.8        16.0       16.1
        % Change          10.5%        9.5%       19.3%       -6.7%       -7.2%        1.9%        1.5%       0.5%
     Manufacturing        50.6        50.1        49.3        48.2        48.8        49.2        49.1       49.2
        % Change           1.8%       -1.0%       -1.6%       -2.2%        1.2%        0.8%       -0.3%       0.2%
     T.C.P.U.             11.2        12.2        13.4        14.0        14.3        14.2        14.2       14.3
        % Change           8.7%        8.9%        9.8%        4.5%        2.1%       -0.5%       -0.4%       0.6%
     Trade                75.0        78.1        81.4        82.3        83.7        84.8        85.6       86.8
        % Change           2.2%        4.1%        4.2%        1.1%        1.7%        1.3%        1.0%       1.4%
     F.I.R.E.             11.0        11.4        12.0        13.0        13.8        14.3        14.7       15.0
        % Change           3.8%        3.6%        5.3%        8.3%        6.2%        3.6%        2.5%       2.3%
     Services             79.9        81.4        84.2        84.3        86.3        89.5        92.6       95.7
        % Change           6.7%        1.9%        3.4%        0.1%        2.4%        3.7%        3.5%       3.3%
     Government           54.7        55.6        55.1        55.1        54.4        54.1        54.2       54.6
        % Change           2.2%        1.6%       -0.9%        0.0%       -1.3%       -0.5%        0.2%       0.6%

Sources: Bureau of Labor Statistics, RCG
------------------------------------------------------------------------------------------------------------------------

Rosen Consulting Group                                                        43

--------------------------------------------------------------------------------
Knoxville Office Market
--------------------------------------------------------------------------------

The Knoxville office market is tightening, with the metropolitan average vacancy rate at its lowest level since the 1980s. As of year-end 1997, the Knoxville office market had an overall vacancy rate of 6.4%. Both the downtown and the suburban office market have improved significantly during the last year, based on the decline in vacancy rates in both markets. The improving conditions reflect both the low level of construction deliveries in 1997 and robust demand growth. For the market as a whole, only 183,000 square feet net were added to the market.

The downtown market has tightened considerably, with vacancy rates falling to 7.1% as of year-end 1997 from 10.6% as of year-end 1996 and a recent peak of 13.7% in 1994 (see Exhibit 3.5). Absorption in the downtown market surpassed that of the suburban market in 1997 for the first time since 1991. However, no new construction has occurred in downtown for several years and no proposals for office construction downtown are in process. The Knoxville Utilities Board is considering a new downtown headquarters, although they have not decided whether to rebuild on their current site or to look at other downtown sites. The major new construction downtown is the Knox County Commission's new Justice Center. The project will include a jail facility and courts and will take five years to complete.

The downtown market is dominated by government agencies, which lease an estimated 45% of the downtown office inventory. Government-owned space in the downtown will undergo some shifts during the next year or two, with the proposed consolidation of TVA space. TVA has announced that it will move out of two floors of the West Tower, with workers relocating into the East Tower. In addition, the opening of the Baker Courthouse, formerly the headquarters of Whittle Communications, in the second quarter of 1998 will result in the consolidation of several smaller government leases.

With no new construction in the pipeline and demand growth expected to continue at a moderate pace, the outlook for Knoxville's downtown office market is strong. The downtown vacancy rate will continue to decline, albeit slowly, putting additional upward pressure on rent growth.

--------------------------------------------------------------------------------
                                  EXHIBIT 3.5
                   KNOXVILLE DOWNTOWN OFFICE MARKET (000SF)

                        1992      1993       1994       1995       1996       1997      1998f      1999f      2000f
                        ----      ----       ----       ----       ----       ----      -----      -----      -----
Stock                  5,590     5,590      5,590      5,590      5,590      5,590      5,590      5,590      5,590
New Construction           0         0          0          0          0          0          0          0          0
Net Absorption           129        28      (274)        235       (61)        196         40         40         25
Occupied Stock         5,070     5,098      4,824      5,059      4,997      5,193       5233       5273       5298
Vacancy Rate             9.3%      8.8%      13.7%       9.5%      10.6%       7.1%       6.4%       5.7%       5.2%
Gross Rent            $11.80     $9.68     $10.67     $10.57     $11.57     $11.27     $11.86     $12.53     $13.27

Sources:  Knoxville Metropolitan Planning Commission, RCG

--------------------------------------------------------------------------------

Rosen Consulting Group                                                       44

--------------------------------------------------------------------------------
Milwaukee Metropolitan Economy
--------------------------------------------------------------------------------

Economic Overview

The Milwaukee metropolitan area experienced accelerating economic growth during 1997 and into 1998 (see Exhibits 4.1 and 4.2). For 1997, average annual employment was up 1.8%, following a 1.1% increase in 1996, and between February of 1997 and 1998, nonagricultural payroll employment gained a much stronger 3.0%. During the past twelve months, construction sector employment grew 9.2%, the largest gain in percentage terms. The services sector, however, added the greatest number of jobs. Its 4.9% growth rate represented the addition of more than 12,000 jobs. The labor market is tight, with an unemployment rate of 3.0% in February of 1998.

Many of the new services sector jobs are in business services. Business services includes a wide array of industries, ranging from temporary employees to the software industry. Illustrating the growth in business services, Manpower, the temporary help service, is creating 150 full-time jobs in the Milwaukee area. Another fast growing part of Milwaukee's services sector involves hotels, conventions and entertainment. In the hotel market, an $8 million renovation of the 484-room Hyatt Regency Milwaukee will be completed in the second quarter of 1998, and the Milwaukee Hilton will soon start a 250-room expansion that will bring its total to 750 rooms. Several downtown office buildings are also being converted into hotels. Developer John Ogden is converting a 1930's-vintage office building into a 65- suite downtown hotel. A similar conversion is occurring in an 8-story building close to the Midwest Express Center. In the suburbs, development activity for budget hotels is strong. Completion is expected

--------------------------------------------------------------------------------
Exhibit 4.1
--------------------------------------------------------------------------------

                              Milwaukee vs. U.S.
                       Total Non-Agricultural Employment

                             [GRAPH APPEARS HERE]

          Sources: Burucs of Labor Statistics, RCG

Rosen Consulting Group                                                        45

--------------------------------------------------------------------------------
                                  EXHIBIT 4.2
                 NONAGRICULTURAL PAYROLL EMPLOYMENT BY SECTOR
                               MILWAUKEE, WI MSA

                                           1992        1993        1994        1995      1996     1997   Feb-98
                                           ----        ----        ----        ----      ----     ----   ------
Total Nonagricultural                     760.1       772.7       788.8       804.0     812.9    827.2    832.4
  % Change                                  1.4%        1.7%        2.1%        1.9%      1.1%     1.8%     3.0%
Construction & Mining                      27.4        28.0        28.6        28.1      28.8     30.3     28.5
  % Change                                  1.9%        2.2%        2.1%       -1.7%      2.5%     5.2%     8.4%
Manufacturing                             165.3       167.2       172.1       176.7     174.8    176.1    178.0
  % Change                                 -1.3%        1.1%        2.9%        2.7%     -1.1%     0.7%     2.4%
  Primary Metal Industries                  7.5         7.8         8.2         8.8       8.9      9.0      9.2
    % Change                               -2.6%        4.0%        5.1%        7.3%      1.1%     1.1%     4.5%
  Fabricated Metal Products                18.9        18.8        19.6        20.2      20.2     21.0     21.5
    % Change                               -3.1%       -0.5%        4.3%        3.1%      0.0%     4.0%     5.4%
  Metal Forgings And Stampings              4.9         4.8         4.7         4.7       4.6      4.7      4.7
    % Change                               -2.0%       -2.0%       -2.1%        0.0%     -2.1%    2.2%      2.2%
  Industrial Machinery And Equip           40.2        40.5        41.3        42.3      41.1     40.6     40.8
    % Change                               -2.7%        0.7%        2.0%        2.4%     -2.8%    -1.2%    -0.2%
  Engines And Turbines                      8.8         8.9         9.2         9.0       7.7      7.0      6.9
    % Change                               -1.1%        1.1%        3.4%       -2.2%    -14.4%    -9.1%    -6.8%
  Construction And Related Machines         7.0         6.8         6.8         7.2       7.2      7.1      6.9
    % Change                               -4.1%       -2.9%        0.0%        5.9%      0.0%    -1.4%    -4.2%
  Metalworking Machinery                    6.9         6.9         7.2         7.7       7.9      8.2      8.2
    % Change                               -4.2%        0.0%        4.3%        6.9%      2.6%     3.8%     1.2%
  General Industrial Machinery              5.6         5.8         6.1         6.4       6.5      6.7      7.0
    % Change                               -5.1%        3.6%        5.2%        4.9%      1.6%     3.1%     7.7%
  Electronic & Other Electric Eq           18.0        17.9        18.6        20.1      20.7     21.3     21.9
    % Change                               -1.1%       -0.6%        3.9%        8.1%      3.0%     2.9%     4.8%
  Electrical Industrial Apparatus           8.4         8.3         8.7         9.6      10.0     10.6     11.1
    % Change                               -3.4%       -1.2%        4.8%       10.3%      4.2%     6.0%     8.8%
  Instruments And Related Produc           12.3        11.7        11.3        11.3      11.1     11.1     11.3
    % Change                               -3.1%       -4.9%       -3.4%        0.0%     -1.8%     0.0%     2.7%
  Medical Instruments And Supplies          6.1         5.9         5.8         5.8       5.9      6.0      6.1
    % Change                                3.4%       -3.3%       -1.7%        0.0%      1.7%     1.7%     3.4%
  Beverages                                 3.9         3.8         3.5         3.5       3.2      2.8      2.7
    % Change                                2.6%       -2.6%       -7.9%        0.0%     -8.6%   -12.5%     0.0%
  Printing And Publishing                  19.0        19.6        19.7        20.2      20.1     20.7     21.0
    % Change                                1.6%        3.2%        0.5%        2.5%     -0.5%     3.0%     3.4%
  Commercial Printing                      10.2        11.0        11.2        12.1      12.6     13.4     13.9
    % Change                                2.0%        7.8%        1.8%        8.0%      4.1%     6.3%     6.1%

   Source:  Bureau of Labor Statistics

--------------------------------------------------------------------------------
Rosen Consulting Group                                                        46

--------------------------------------------------------------------------------

                   NONAGRICULTURAL PAYROLL EMPLOYMENT BY SECTOR
                                 MILWAUKEE, WI MSA

                                            1992        1993       1994         1995        1996        1997   Feb-98
                                            ----        ----       ----         ----        ----        ----   ------
 Transportation And Public Utilities        36.6        37.2       38.1         38.8        39.1        39.4     40.1
   % Change                                  0.0%        1.6%       2.4%         1.8%        0.8%        0.8%     2.3%
 Trade                                     169.6       170.7      172.4        176.2       178.0       179.7    178.0
   % Change                                 -1.1%        0.6%       1.0%         2.2%        1.0%        1.0%     1.5%
 Finance, Insurance, And Real Estate        52.0        52.9       55.3         56.1        56.4        57.8     58.4
   % Change                                  1.2%        1.7%       4.5%         1.4%        0.5%        2.5%     2.6%
   Depository Institutions                  14.4        14.6       15.0         15.2        15.2        15.1     14.9
     % Change                                2.1%        1.4%       2.7%         1.3%        0.0%       -0.7%    -2.0%
   Insurance Carriers                       17.6        17.5       18.0         17.8        17.1        16.7     16.7
     % Change                               -1.7%       -0.6%       2.9%        -1.1%       -3.9%       -2.3%     0.6%
 Services                                  220.9       228.2       232.7       238.5       246.8       255.3    258.6
     % Change                                5.2%        3.3%       2.0%         2.5%        3.5%        3.4%     4.9%
   Business Services                        48.2        52.1       55.9         57.3        58.7        63.5     65.0
     % Change                               10.3%        8.1%       7.3%         2.5%        2.4%        8.2%    10.5%
   Health Services                          67.8        69.3       69.9         70.1        73.8        75.4     76.6
     % Change                                2.6%        2.2%       0.9%         0.3%        5.3%        2.2%     3.0%
 Total Government                           88.4        88.5       89.6         89.7        89.0        88.8     90.7
     % Change                                2.2%        0.1%       1.2%         0.1%       -0.8%       -0.2%     0.6%

 Source: Bureau of Labor Statistics

--------------------------------------------------------------------------------

in the first quarter of 1998 on a 114-room TownePlace Suites by Marriott in Brookfield. CSM Corporation will soon begin construction on a $9 million, 131-room Country Inns & Suites in Brookfield.

Employment growth in the finance, insurance and real estate (FIRE) sector was up a strong 2.5% in 1997 and continues at a moderately strong rate in early 1998, with growth of 2.6% during the year ended February 1998. Insurance carriers are highly concentrated in the Milwaukee economy, with 16,700 employees (see Exhibit 4.3). Strong growth in FIRE and business services combined bodes well for the office market.

Several major public works projects are underway. The first phase of Midwest Express Center, Milwaukee's new $170 million convention facility, will open in the third quarter of 1998. The second phase, which will encompass the site of the existing convention center, will open a year later. In addition, construction is proceeding on a $38 million expansion of the Milwaukee Art Museum. The expansion, which is scheduled for completion on New Years Eve of 2000, will form a defining feature of the Milwaukee skyline and is expected to lead to a significant boost in Milwaukee's tourism market. Plans are also underway to build a new $250 million baseball stadium for the Milwaukee Brewers.

Milwaukee has historically had a very strong manufacturing base. Manufacturing sector employment in Milwaukee accounts for 21% of the total employment base compared with 15% nationally. Manufacturing employment grew 0.7% in 1997, with the pace accelerating to 2.4% for the twelve months ended

Rosen Consulting Group                                                        47

--------------------------------------------------------------------------------
                                  Exhibit 4.3
                         MILWAUKEE LOCATION QUOTIENTS

          Sector                                      Location Quotient*
          ------                                      ------------------
          Engines And Turbines                             13.550
          Electrical Industrial Apparatus                   9.466
          Construction And Related Machinery                4.568
          General Industrial Machinery                      3.707
          Metalworking Machinery                            3.352
          Commercial Printing                               3.293
          Medical Instruments And Supplies                  3.213
          Industrial Machinery And Equipment                2.860
          Metal Forgings And Stampings                      2.693
          Beverages                                         2.664
          Fabricated Metal Products                         2.051
          Printing And Publishing                           1.917
          Instruments And Related Products                  1.916
          Electronic & Other Electric Equipment             1.842
          Primary Metal Industries                          1.831
          Insurance Carriers                                1.663
          Business Services                                 1.190
          Health Services                                   1.145
          Depository Institutions                           1.103

* A location quotient measures the regional concentration of employment in a particular industry. If employment in an industry were evenly distributed throughout the U.S., a region's location quotient would be 1.0. Mathematically, it is defined as the ratio of the percentage of total employment in industry x in a given region divided by the percentage of total employment in industry x nationally.

Source: U.S. Bureau of Labor Statistics

--------------------------------------------------------------------------------

in February of 1998. Engines and turbines and electrical industrial apparatus are two important manufacturing industries in Milwaukee. These two industries have location quotients of 13.5 and 9.5, respectively, signifying their heavy concentration in Milwaukee by comparison to the U.S. economy (see Exhibit 4.3).

One of the biggest developments in the manufacturing sector during the last few years is Harley Davidson's expansion. Harley Davidson is renovating the 400,000 square-foot Briggs & Stratton plant in Menomonee, where it will make engines and transmissions. The facility will also be expanded to include a 300,000 square-foot product development center and a 250,000 square-foot distribution center. Harley Davidson will create up to 400 jobs at the site by the year 2000. Harley Davidson also recently completed a 250,000 square-foot distribution center in Franklin. Further, Harley is planning to open a company museum at Schlitz Park. The 75,000 square-foot museum, scheduled for completion in early 1999, should be a major tourist attraction.

Rosen Consulting Group

Employment in the transportation, communication and public utilities (TCPU) sector gained a small 0.8% in 1997, but the pace of growth accelerated to 2.3% in the twelve months ended in February. Midwest Express Airlines is moving forward with plans to build a 70,000 square-foot hanger and 25,000 square-foot shop at General Mitchell International Airport.

Forecasted Employment

Employment growth will accelerate during 1998 in Milwaukee, then slow during 1999 and 2000, following national trends (see Exhibit 4.4). Undermining overall employment growth will be weakening trends in the manufacturing sector. The services sector will be one of the fastest growing sectors, with growth ranging between 3.0% and 3.5% during the next three years. FIRE employment will continue to grow at a moderate rate of 2% per year through the year 2000.

--------------------------------------------------------------------------------------------------------------

                                                            EXHIBIT 4.4
                                            NONAGRICULTURAL PAYROLL EMPLOYMENT FORECAST
                                                         MILWAUKEE, WI MSA

                    1993        1994         1995        1996        1997       1998f       1999f       2000f
                    ----        ----         ----        ----        ----       -----       -----       -----
Total              772.7       788.8       804.0       812.9       827.2       845.4       860.6       872.7
   % Change          1.7%        2.1%        1.9%        1.1%        1.8%        2.2%        1.8%        1.4%
Construction        27.9        28.4        28.0        28.7        30.2        31.7        32.3        32.3
   % Change          2.2%        1.8%       -1.4%        2.5%        5.2%        5.0%        1.9%        0.0%
Manufacturing      167.2       172.1       176.7       174.8       176.1       179.2       179.5       178.7
   % Change          1.1%        2.9%        2.7%       -1.1%        0.7%        1.7%        0.2%       -0.5%
Trade              170.7       172.4       176.2       178.0       179.7       182.3       185.6       188.7
   % Change          0.6%        1.0%        2.2%        1.0%        1.0%        1.4%        1.9%        1.6%
Services           228.2       232.7       238.5       246.8       255.3       264.3       273.0       281.2
   % Change          3.3%        2.0%        2.5%        3.5%        3.4%        3.5%        3.3%        3.0%
T.C.P.U.            37.2        38.1        38.8        39.1        39.4        40.1        40.6        40.9
   % Change          1.6%        2.4%        1.8%        0.8%        0.8%        1.8%        1.2%        0.8%
F.I.R.E.            52.9        55.3        56.1        56.4        57.8        58.9        60.0        61.2
   % Change          1.7%        4.5%        1.4%        0.5%        2.5%        1.9%        1.9%        2.0%
Government          88.5        89.6        89.7        89.0        88.8        88.9        89.5        89.6
   % Change          0.1%        1.2%        0.1%       -0.8%       -0.2%        0.1%        0.7%        0.1%

Sources: Bureau of Labor Statistics, RCG
--------------------------------------------------------------------------------------------------------------

Rosen Consulting Group

--------------------------------------------------------------------------------
Milwaukee Office Market
--------------------------------------------------------------------------------

Overall office market conditions in Milwaukee deteriorated during 1997, with moderately strong suburban office market conditions offset by weakness in the downtown office market. The overall vacancy rate rose to 16.4% during the year from 15.7% in 1996. Metropolitan demand growth is strong, with office employment (defined as FIRE and business services employment) up 5.4% between 1996 and 1997 compared to national growth of 4.0%. Between 1992 and 1997, office employment in Milwaukee grew at an annual average rate of 3.9% compared to 4.3% for the nation as a whole.

The suburban office vacancy rate fell to 15.4% in 1997 from 17.0% in 1996 (see
Exhibit 4.5). Most office absorption has been a result of expanding local companies, rather than relocations from outside the Milwaukee area.

Office development is mainly occurring in the west suburbs along the Interstate 94 corridor, which connects Milwaukee and Madison. At least one million square feet of speculative office projects are on the drawing board. In Wauwatosa County, Opus North completed a 135,000 square-foot building in early 1998 which is anchored by Graef Anhalt Schloemer & Associates, an engineering company, which occupies 35,000 square feet. This building, of which 35,000 square feet is still available, is the first phase in the development of the 350,000 square-foot Honey Creek Corporate Center in the West Allis area. In Waukesha, WISPARK completed a 63,000 square-foot building in early 1998, of which 40,000 square feet is still available. Brookfield is a strong area for new construction. At the Crossroads Corporate Center, TOLD Development will deliver two buildings of 50,000 and 75,000 square feet, respectively, in the third quarter of 1998. Contrary to market trends, both buildings are approximately 80% pre-leased.

Several office project will be completed in 1999. Great Lakes REIT has a 90,000 square-foot project which will start construction soon in the Riverwood area. In Brookfield, Continental Properties plans to build two 54,000 square-foot buildings. Because, half of the space in each building will be retail, a total of 54,000 square feet of office space will be added to the market. In addition, Inland Management Corporation is planning to develop a 65,000 square-foot office building at 300 North Executive Drive. Neither of these projects are under construction yet. The Polacheck Company has launched a joint venture with A.O. Smith Corporation and Peter Schwabe Incorporated to develop a 68,000 square-foot, speculative office project, the first in a new 28-acre park. Construction is on hold until financing is

-----------------------------------------------------------------------------------------------------------------------------------
                                  EXHIBIT 4.5
                       MILWAUKEE SUBURBAN OFFICE MARKET
                                                                                -------------
                         1992         1993          1994   1995         1996         1997        1998f        1999f        2000f
                         ----         ----          ----   ----         ----         ----        -----        -----        -----
Stock                  13,615       13,615       13,615  13,805       13,986       14,036       14,361       14,788       14,888
New Construction            0            0            0     190          181           50          325          427          100
Net Absorption            759          408          735   (601)        (140)          266          275          225          100
Occupied Stock         11,205       11,614       12,349  11,748       11,608       11,874       12,149       12,374       12,474
Vacancy Rate             17.7%        14.7%         9.3%   14.9%        17.0%        15.4%        15.4%        16.3%        16.2%
                                                                                 -------------
  Sources:  Polacheck, RCG
-----------------------------------------------------------------------------------------------------------------------------------

Rosen Consulting Group
secured. During 1999, another 50,000 square feet will be delivered in the Milwaukee County Research Park and another 100,000 square feet will be delivered in the Honey Creek Corporate Center.

The Mayfair Road submarket is the most popular of Milwaukee's suburban office submarkets. Available space in the Mayfair Road submarket is usually the first space to lease and the last to be vacated. The only available land for office development is within the Milwaukee Country Research Park, which has strict restrictions on development. No construction occurred within this submarket during the last six years, with the exception of one 43,700 square-foot office building by Boldt Development in 1997. During the third quarter of 1997, Boldt Development started construction on the second 43,700 square-foot building, which will be completed during 1998 and is close to 75% preleased. One other office buildings will be completed in this submarket will be completed during 1998, including a 128,000 square-foot office building at 1200 Mayfair Road which is being developed by S.M. Wangard Company.

------------------------------------------------------------------------------------------------------------------------------
                                                            EXHIBIT 4.6
                                                       MAYFAIR OFFICE MARKET
                                                                               ---------
                        1992        1993        1994        1995        1996        1997       1998f       1999f       2000f
                        ----        ----        ----        ----        ----        ----       -----       -----       -----
Stock                  2,090       2,090       2,090       2,090       2,090       2,134       2,306       2,356       2,406
New Construction           0           0           0           0           0          44         172          50          50
Net Absorption                        59         115         (86)         (4)         16         150          75          50
Occupied Stock         1,808       1,867       1,982       1,895       1,892       1,908       2,058       2,133       2,183
Vacancy Rate            13.5%       10.7%        5.2%        9.3%        9.5%       10.6%       10.8%        9.5%        9.3%
                                                                                ---------
Sources:  Polacheck, RCG

------------------------------------------------------------------------------------------------------------------------------

The outlook for the Milwaukee suburban office market is for vacancy rates to remain stable in 1998. By 1999, construction deliveries may outpace demand growth, pushing the suburban vacancy rate up slightly, a trend which should reverse in the year 2000.

Rosen Consulting Group

--------------------------------------------------------------------------------
Nashville Metropolitan Economy
--------------------------------------------------------------------------------

Economic Overview

During 1997, the Nashville metropolitan economy accelerated compared to 1996, with total payroll employment growth of 2.9%, slightly faster than the 2.3% growth registered for the nation as a whole in 1997 (see Exhibit 5.1). In absolute terms, Nashville's employment base expanded by about 17,400 jobs during 1997. Data as of February 1998 reflect even faster growth of 3.1% during the last year (see Exhibit 5.2). In recent years, Nashville has attracted expanding and relocating companies because of its central location, high quality of life and favorable business climate, created by low taxes and right-to-work laws. Nashville's key industries include health care, entertainment and tourism, government, printing and publishing, and automobile manufacturing. However, an increasingly diverse array of businesses are relocating to Nashville.

The finance, insurance and real estate (FIRE) sector was the fastest growing sector in Nashville's economy during 1997, with robust growth of 5.7%. More recently, FIRE sector employment increased 3.4% between February of 1997 and 1998. A number of FIRE sector employers are expanding. For example, Primus Automotive Financial Services is consolidating its headquarters and local processing centers in Franklin. American General will occupy two new 120,000 square-foot buildings near Cool Springs. The consolidation of American General and Tampa-based Independent Insurance Group will result in the creation of 700 jobs locally. Another important employer, CIGNA, completed a build-to-suit facility in 1997.
--------------------------------------------------------------------------------
EXHIBIT 5.1
--------------------------------------------------------------------------------

                               Nashville vs. U.S.
                        Total Non-Agricultural Employment


                             [GRAPH APPEARS HERE]


Rosen Consulting Group                                                        52

---------------------------------------------------------------------------------------------------------------------------
                                                    Exhibit 5.2
                                    Nonagricultural Payroll Employment by Sector
                                                  Nashville, TN MSA
---------------------------------------------------------------------------------------------------------------------------
                                                  1992        1993        1994       1995     1996      1997    Feb-98
                                                  ----        ----        ----       ----     ----      ----    ------
     Total Nonagricultural                       514.5       541.8       570.8      595.4     609.4     627.0     633.1
       % Change                                    2.8%        5.3%        5.4%       4.3%      2.4%      2.9%      3.1%
     Construction & Mining                        19.9        22.3        25.4       27.5      29.6      31.1      31.2
       % Change                                   -5.2%       12.1%       13.9%       8.3%      7.6%      5.1%      7.6%
     Manufacturing                                90.7        94.2        98.7       99.8      96.5      96.3      98.1
       % Change                                    4.4%        3.9%        4.8%       1.1%     -3.3%     -0.2%      1.7%
       Furniture And Fixtures                      3.8         4.3         4.4        4.1       3.7       3.0       2.6
         % Change                                  8.6%       13.2%        2.3%      -6.8%     -9.8%    -18.9%    -18.8%
       Fabricated Metal Products                   8.6         9.3        10.1        9.9       8.3       8.4       8.4
         % Change                                  2.4%        8.1%        8.6%      -2.0%    -16.2%      1.2%     -1.2%
       Electronic & Other Electric Equip.          8.8         8.9         9.2        9.6       9.7       9.9      10.0
         % Change                                  ---         1.1%        3.4%       4.3%      1.0%      2.1%      1.0%
       Transportation Equipment                   12.7        13.5        14.4       15.1      15.0      15.3      15.9
         % Change                                 15.5%        6.3%        6.7%       4.9%     -0.7%      2.0%      7.4%
       Printing And Publishing                    14.4        14.4        15.0       15.2      14.2      14.2      14.4
         % Change                                  2.1%        0.0%        4.2%       1.3%     -6.6%      0.0%      2.1%
       Leather And Leather Products                1.7         1.7         1.7        1.6       1.5       1.4       1.3
         % Change                                  0.0%        0.0%        0.0%      -5.9%     -6.3%     -6.7%    -13.3%
     Transportation, Communications & P.U.        30.3        32.2        32.4       32.2      31.2      31.0      31.3
       % Change                                    3.8%        6.3%        0.6%      -0.6%     -3.1%     -0.6%      1.3%
     Trade                                       125.0       129.9       137.3      143.1     147.2     151.6     152.6
       % Change                                    1.8%        3.9%        5.7%       4.2%      2.9%      3.0%      3.0%
     Finance, Insurance, & Real Estate            30.6        31.4        33.1       34.4      36.8      38.9      39.3
       % Change                                   -0.3%        2.6%        5.4%       3.9%      7.0%      5.7%      3.4%
     Services                                    149.3       159.3       168.6      182.2     190.3     196.9     196.1
       % Change                                    6.5%        6.7%        5.8%       8.1%      4.4%      3.5%      3.2%
       Hotels And Other Lodging Place              ---         ---         ---       12.1      10.1      10.5      10.4
         % Change                                  ---         ---         ---        ---     -16.5%      4.0%      1.0%
       Health Services                             ---         ---         ---       51.2      51.5      52.0      52.5
         % Change                                  ---         ---         ---        ---       0.6%      1.0%      1.7%
       Educational Services                        ---         ---         ---       13.7      14.0      14.3      15.3
         % Change                                  ---         ---         ---        ---       2.2%      2.1%      4.8%
     Total Government                             68.8        72.6        75.4       76.3      78.0      81.2      84.5
       % Change                                   -1.3%        5.5%        3.9%       1.2%      2.2%      4.1%      3.9%

Source:  Bureau of Labor Statistics
--------------------------------------------------------------------------------------------------------------------------

Rosen Consulting Group                                                        53

With nearly 200,000 jobs, the services sector is by far the largest sector of the economy. This sector added 6,600 jobs during 1997 for a 3.5% growth rate. Since 1992, the services industry has posted an impressive 5.7% average growth rate. Although still very strong, services sector growth has decelerated in recent years. Most recently, the services sector posted a 3.2% employment gain. Important service industries in Nashville include health, entertainment and tourism. Nashville is a major medical center in the South. It is the home of Vanderbilt University Medical Center, Columbia/HCA, Baptist Health Care Systems, St. Thomas Hospitals, ClinTrials, Surgical Care Affiliates, Quorum, and REN Corporation. Columbia/HCA Healthcare Corporation is Nashville's second largest private-sector employer with more than 8,000 employees. Columbia/HCA is expanding. It is building its fifth Nashville office building, a five-story, 130,000 square-foot facility that will accommodate 400 employees. In addition, Vanderbilt University Medical Center has announced plans for a 200-bed pediatric center to open by 2001.

In the entertainment industry, Nashville is the country music capital, and it has more than 200 recording studios. MOR Music TV recently relocated to Nashville, creating 150 jobs. In addition, Nashville's new 20,000-seat, $124 million arena was completed in early 1997. Nashville was awarded a National Hockey League expansion franchise that will play its first season in 1998-1999 at the new arena downtown. Also under construction near downtown is a 65,000-seat National Football League stadium that will be the future home for the former Houston Oilers. The Oilers are playing in Memphis until the stadium is completed in 1998. Plans also exist for a new $26 million, 105,000 square-foot Country Music Hall of Fame near the arena.

Tourism and conventions are a significant part of Nashville's economic base. In fact, the hotel and lodging industry is about 15% more concentrated in Nashville's economy than it is in the national economy (see Exhibit 5.3). The Grand Ole Opry and Opryland USA, a country music themed amusement park, are large sources of tourism. Opryland is Nashville's fourth largest private-sector employer, with about 8,000 employees. A $200 million expansion of the Opryland Hotel and Convention Center was completed in 1996 and 1997. However, the owners of Opryland closed the park for redevelopment in 1998. New attractions will be phased in over a five-year period, with the first opening in the spring of 2000. Included among the new additions will be enhanced attractions at the theme park and a 1.1 million square-foot Opry Mills complex that will combine themed restaurants, and entertainment venues with retail stores, creating an entertainment corridor between the Opry Plaza and Cumberland Landing areas.

Other parts of Nashville's hospitality sector are expanding. A number of hotels are under construction throughout the metropolitan area. Many of the new hotels are in the budget or extended stay category. In the downtown area, a 192-room Marriott Courtyard will emerge from the redevelopment of the former J.C. Bradford office building in the second quarter of 1998, and a 400-room Marriott Hotel, located next to the new downtown arena, has received initial financing.

Trade sector employment posted gains of 3.0% in 1997 and again in the twelve months ended in February of 1997. Almost 75% of trade sector employment is in retail trade, and growth in this sector has been healthy as a result of the area's strong demographics and new residential construction. In addition, several national and regional retailers are headquartered in Nashville, including Castner Knott Department Stores, Service Merchandise Company, Dollar General, Shoney's and Cracker Barrel. In other retail operations, the Gap is building a 1.8 million square-foot distribution facility just north of Nashville that will eventually create 1,025 jobs. Because of its central location, Nashville is also an active distribution center, which contributes to growth in wholesale trade employment.

Rosen Consulting Group                                                        54

        -----------------------------------------------------------------
                                   Exhibit 5.3
                          Nashville Location Quotients

          Sector                                   Location Quotient/*/
          ------                                   --------------------
          Leather And Leather Products                    3.016
          Printing And Publishing                         1.805
          Transportation Equipment                        1.651
          Furniture And Fixtures                          1.453
          Educational Services                            1.363
          Hotels And Other Lodging Places                 1.156
          Electronic & Other Electric Equipment           1.155
          Fabricated Metal Products                       1.127
          Health Services                                 1.066
          Total Government                                0.786

          /*/ A location quotient measures the regional concentration of employment in a particular industry. If employment in an industry were evenly distributed throughout the U.S., a region's location quotient would be 1.0. Mathematically, it is defined as the ratio of the percentage of total employment in industry x in a given region divided by the percentage of total employment in industry x nationally.

          Source: U.S. Bureau of Labor Statistics

       ------------------------------------------------------------------

The manufacturing sector experienced a slight 0.2% decrease in employment during 1997, but growth rebounded in early 1998, with a 1.7% increase in employment between February of 1997 and 1998. Durable goods, especially the automobile industry, are very important to the Nashville economy. Within the automobile industry, Saturn Corporation and Nissan Motor Manufacturing Corporation are among the ten largest employers. Suppliers to the automobile industry include Bridgestone-Firestone, Peterbilt Motors, Ford Motor Company Glass Division and numerous smaller companies. In connection with the auto industry, Accuride Corporation is converting a vacant building into a new wheel production plant that will initially create 125 jobs, a figure that could grow to 600 through three planned expansions.

Non-automotive manufacturers are also expanding in Nashville. VAW Aluminum will create 155 jobs at a new 50,000 square-foot manufacturing facility in the Fayetteville industrial park. A 35,000 square- foot expansion at Precision Painting and Packaging will create 115 jobs. National Fulfillment is expanding its warehouse by 115,000 square feet and will add 100 new employees by the end of 1998. Bentz Companies is expanding its boat manufacturing facilities and will add up to 100 employees. In Nashville's important printing industry, Quebecor Printing Corporation, RR Donnelley & Sons, and Adnet Midwest have expanded. In addition, American Banknote Corporation is relocating its security printing facility to Nashville, creating 200 local jobs.

Rosen Consulting Group                                                        55

Nashville is the headquarters for BellSouth Telephone Company. All of the nation's major long distance carriers also have a presence in Nashville, since Nashville's central location is an advantage to large volume distance users. For instance, BellSouth Mobility, Cellular One and Sprint PCS provide cellular coverage for the region. The transportation, communication and public utilities sector, of which telecommunications is a part, contracted during 1997, but grew 1.3% as of the year ended in February 1998.


Forecasted Employment

The outlook for the Nashville metropolitan area is for moderate economic growth through at least 2000 (see Exhibit 5.4). Our positive outlook largely rests on Nashville's attractions as a corporate location, including affordable housing and a central location. With national employment expected to slow during the next three years, Nashville's economy will also slow, albeit only slightly. Total employment will be in the 2.5% range, with the strongest growth occurring in the services and FIRE sector, which bodes well for office space demand.

-------------------------------------------------------------------------------------------------------------
                                                            Exhibit 5.4
                                            Nonagricultural Payroll Employment Forecast
                                                         Nashville, TN MSA

                     1993        1994        1995        1996        1997       1998f       1999f       2000f
                     ----        ----        ----        ----        ----       -----       -----       -----
Total               541.8       570.8       595.4       609.4       627.0      643.3       658.7       675.9
   % Change           5.3%        5.4%        4.3%        2.4%        2.9%       2.6%        2.4%        2.6%
Construction         21.7        24.7        26.8        29.0        30.4       31.9        32.3        33.2
   % Change          13.0%       13.8%        8.5%        8.2%        4.8%       4.9%        1.3%        2.8%
Manufacturing        94.2        98.7        99.8        96.5        96.3       97.6        98.8       100.3
   % Change           3.9%        4.8%        1.1%       -3.3%       -0.2%       1.3%        1.3%        1.5%
Trade               129.9       137.3       143.1       147.2       151.6      156.3       160.9       165.9
   % Change           3.9%        5.7%        4.2%        2.9%        3.0%       3.1%        2.9%        3.1%
Services            159.3       168.6       182.2       190.3       196.9      203.3       209.5       216.6
   % Change           6.7%        5.8%        8.1%        4.4%        3.5%       3.3%        3.0%        3.4%
T.C.P.U.             32.2        32.4        32.2        31.2        31.0       31.5        32.2        32.8
   % Change           6.3%        0.6%       -0.6%       -3.1%       -0.6%       1.6%        2.3%        1.9%
F.I.R.E.             31.4        33.1        34.4        36.8        38.9       40.1        41.4        42.8
   % Change           2.6%        5.4%        3.9%        7.0%        5.7%       3.0%        3.3%        3.4%
Government           72.6        75.4        76.3        78.0        81.2       82.1        83.1        83.7
   % Change           5.5%        3.9%        1.2%        2.2%        4.1%       1.1%        1.3%        0.7%

Sources: Bureau of Labor Statistics, RCG
-------------------------------------------------------------------------------------------------------------

Rosen Consulting Group                                                       56

--------------------------------------------------------------------------------
Nashville Office Market
--------------------------------------------------------------------------------

The Nashville office market is one of the tightest in the nation, with a low overall office vacancy rate of 5.8% in 1997 (see Exhibit 5.5). New construction added significantly to supply in the suburbs during 1997, but the space was readily absorbed. Conditions in both downtown and the suburbs tightened during 1997. Nashville's metropolitan office market ranked eighth lowest out of 70 major metropolitan office markets nationwide as of year-end 1997 with respect to its vacancy rate.

The downtown vacancy rate fell to 9.5% at year-end 1997 from 14.6% in 1996. Net absorption was strong, totaling over 250,000 square feet, its highest level in over six years. Extremely tight suburban office market conditions contributed to stronger net absorption in the downtown market and we expect this trend to continue. As of year-end 1997, the suburban office vacancy rate was down to an extremely low 4.4%.

Office employment growth has been strong in Nashville (defined as FIRE and 40% of services employment). Between 1992 and 1997, office employment increased 5.4% compared to 4.3% nationally. During 1997, office employment was up 4.3% compared to the prior year, compared to 4.0% nationally. Entertainment and retail users are establishing operations downtown, attracting office tenants. In conjunction with the relocation of the Houston Oilers to Nashville, construction continued during 1997 on a new state-of-the-art football stadium on the East bank of the Cumberland River in downtown Nashville In addition, a new 290,000 square-foot downtown library is planned for the Church Street Centre site. Of further interest downtown is the continuing revitalization of Historic Second Avenue, which has been supported by the popularity of themed restaurant venues such as Hard Rock Cafe and Planet Hollywood and many other eateries.

No office construction is underway in the downtown market, boding well for future rent growth. The most probable downtown construction will be a 120,000 square-foot building and a 400-car garage for the Nashville Chamber of Commerce and two other tenants. The Chamber will occupy 25,000 to 30,000 square feet in the project. In addition, a 120,000 square-foot office tower is proposed for Music Row. The building would be anchored by all of BMG's Nashville entertainment divisions, including Arista Records/Nashville, RCA Records/Nashville, BNA Entertainment and BMG Music's local publishing and distribution arms.

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                                                            Exhibit 5.5
                                             Nashville Downtown Office Market (000SF)

                                                                                     --------
                        1992         1993         1994         1995         1996         1997        1998f        1999f       2000f
                        ----         ----         ----         ----         ----         ----        -----        -----       -----
Stock                  5,026        5,026        5,026        5,026        5,026        5,026        5,026        5,026       5,146
New Construction           0            0            0            0            0            0            0            0         120
Net Absorption            85           10          -30          171          -80          256          100           50          65
Occupied Stock         4,222        4,232        4,202        4,373        4,292        4,549        4,649        4,699       4,764
Vacancy Rate            16.0%        15.8%        16.4%        13.0%        14.6%         9.5%         7.5%         6.5%        7.4%
Gross Rent                         $16.62       $16.03       $15.51       $15.39       $16.39       $17.03       $17.65      $18.09
                                                                                     --------

Sources:  CB Commercial, Trammell Crow, RCG
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

Rosen Consulting Group                                                        57

The outlook for the Nashville downtown office market is strong. A low suburban office vacancy rate will continue to contribute to office demand growth in the downtown, where office space is relatively more plentiful, but still in short supply. Based on forecasted employment in both the FIRE and services sectors and the paucity of office projects in the construction pipeline, RCG expects the downtown vacancy rate to trend down to the 6.5% to 7.5% range during the next three years, putting significant upward pressure on rent growth (see Exhibit 5.5).

Rosen Consulting Group                                                        58